Form 10-K, Exhibit 13
period 1997-12-31
MECH FINANCIAL INC
filed 1998-03-30
CIK 1051123

                                                                      EXHIBIT 13

                             MECH Financial, Inc.


                            Mechanics Savings Bank

                              1997 Annual Report

ABOUT MECHANICS

Mechanics Savings Bank, founded in 1861, has become an integral part of the retail and small business community of Central Connecticut. The Bank's roots trace back to the time of the Civil War; since then much has changed but our commitment remains the same - to provide top quality service which exceeds the needs of our customers. Small businesses and families have come to rely upon our staff, our 14 offices, and our willingness to serve their financial needs.

                 [LOGO OF MECHANICS SAVINGS BANK APPEARS HERE]

     This is a time of great opportunity for Mechanics. The recent formation of our bank holding company, MECH Financial, Inc., empowers us to grow and respond to a number of financial opportunities that will benefit our customers, shareholders and employees.

1997 HIGHLIGHTS

 . Net income rose to $13.1 million from $1.1 million in 1996.

 . Total assets increased by $146 million to $892 million or 19.5%

 . New loans totaled $196 million, compared to $90 million in 1996.

 . Non-performing assets decreased $4.5 million or 53% to 0.45% of total assets.

 . Mechanics Investment Services, Inc. became a subsidiary of the Bank, achieved broker dealer status, and generated increased revenues totaling $2.9 million.

 . Shareholders approved formation of MECH Financial, Inc., a bank holding company.

TO OUR SHAREHOLDERS:

Mechanics Savings Bank completed 1997 with impressive results in all areas. A rebounding local economy with lower out-migration and increased employment, coupled with aggressive sales efforts, yielded increases in loan volumes, net income, deposit growth, and total assets.

Net income was $13.08 million, or $2.49 per share. Assets reached $892 million, an increase of 19.51% over the December 31, 1996 total of $746 million. Return on assets was 1.61% and return on equity was 15.99%.

$196 million in new loans were made during the year, well over double 1996 despite heavy price compensation. Mechanics continued to strengthen its position as a small business lender, and also increased residential mortgage originations over 1996. Non-performing assets as a percentage of total assets as a percentage of total assets decreased to 0.45% at December 31, 1997 as compared to 1.14% at December 31, 1996.

COMMERCIAL BANKING

Over the years, Mechanics has developed a strong presence in small business banking, building rapport with business owners and their employees. As a result, in 1997 our lending and commercial services team showed significant success with quality business prospects in our markets. $37 million in new loans to businesses were made by Mechanics. As the local economy emerged from a period of slow growth, Mechanics' efforts to retain existing relationships and obtain new business were successful.

The key to small business banking is our 14 offices that serve customers each day. Our full line of depository services, coin and currency, convenient hours, and willingness to assist small business owners all contribute to the growth of our portfolio, which now numbers over 3,000 business clients.

The Bank introduced our new computer-based money management product called Money Manager for small businesses. Electronic communications and commerce for business customers is now an integral part of the way they do business with us.

Priority Business Loan volumes continued to increase as nearly $4 million in commitments were made to small business borrowers in 1997. Businesses are now able to borrow up to $150,000 and get loan requests approved in just three business days. Priority Business Loans add another dimension to our service for small businesses.

"Mechanics has developed a strong presence in small business banking."

RETAIL LENDING

The mortgage business was key to loan growth in 1997, with new loans of $120 million, over double the 1996 volume. More than half of these loans were made at adjustable rates. The Bank increased the sales potential and market effectiveness of our nine Mortgage Specialists by promoting their ability to find clients the right mortgage for their circumstances.

Growth in the consumer loan area was outstanding, totaling $30 million in new installment loans to over 2,500 new customers. The Bank continued pursuit of lending opportunities with expansion of our auto dealer network and significant improvements in direct lending. Promotion of loan services to our customers contributed to increased application and loan volumes.

RETAIL BANKING AND TECHNOLOGY

Mechanics continues to deliver quality service to our customers. While other banks merge and shuffle customers among branches and eliminate services, Mechanics holds to the tradition of quality over quantity. While sales of checking accounts, CDs and other deposit services were up in 1997, customers continue to comment on how personal and attentive our staff is, whether it's explaining new products, finding the best person to answer their question, or simply saying "thank you."

We are proud of our record of community service. In 1997 we received our fifth straight outstanding Community Reinvestment Act rating from our regulators, one of only a few banks in Connecticut to receive that distinction.

Mechanics opened our "15th office" in 1997 located at W.W.W.MECHANICSBANK.COM. Our new web site is designed to attract and serve the computing public. Bank product, location and contact information is available to retail and small business prospects at no charge. Shareholder news and other topics of interest are also distributed via our site.

The introduction of Mechanics' new Check Card, a banking card that offers ATM access worldwide and the convenience of using the card wherever Visa(R) is accepted, met with strong response. Over 1,500 checking account customers accepted the Check Card in December alone, translating into greater convenience for them and guaranteeing a future revenue stream for the Bank.

MECHANICS INVESTMENT SERVICES, INC.

On July 1, Mechanics Investment Services was converted into a subsidiary of the Bank, and also formed its own broker dealer. Mechanics Investment Services became a registered investment advisor, and began the sale of fixed and variable annuities with great success. Mechanics Investment Services has grown as a key conduit for revenue, recognizing $2.9 million in income, a 158% increase over 1996. Continued emphasis on relationship pricing and wrap fees propelled asset sales to our customers to $104 million in 1997.

              "We are proud of our record of community service;"

Mechanics Investment Services consistently ranks in the top 10 in investment fee income from the sales and servicing of mutual funds and annuities of 493 banks nationwide with assets between $500 million and $1 billion.

We were pleased to welcome Richard H. Booth, Executive Vice President of Phoenix Home Life Mutual Insurance Company, to the Board in September. In April, Samuel
H. Title retired from the Board after 29 years of service. We appreciate and acknowledge all of his contributions to the Bank.

We were saddened by the deaths of retired Director Sister Francis Marie Garvey and Director John L. Way, 2nd. Sister Francis was a Director for 20 years until retiring in 1995. John Way had been an active Board member for 22 years when he died January 1, 1998. Their major contributions to our Bank and the Hartford community will be deeply missed by all of us.

Looking to the future, Mechanics Savings Bank and MECH Financial, Inc. are moving forward. Our new holding company will enable us to increase the size of our franchise and expand into new businesses. We are focused on improving shareholder value and plan our first dividend payout for the first quarter. We continue to seek further office locations through acquisitions.

Prudent growth of our loan portfolio is a priority. Residential and commercial mortgages and other business credits will provide us the opportunity to offer these customers further services. Consumer loan growth is expected to be strong.

New products and technology may be the norm these days but the constant we rely upon at Mechanics Savings Bank is our commitment to exceed consumers' expectations. Our directors, officers, and employees will provide a quality banking experience for all of our customers.

Thank you for your support.

Sincerely,

/s/ Edgar C. Gerwig

Edgar C. Gerwig
Chairman, President and Chief Executive Officer

"We are focused on improving shareholder value."

                       [PHOTO OF MECHANICS SAVINGS BANK]

TABLE OF CONTENTS

FINANCIAL DATA

   Selected Consolidated Financial Data             Page 1

   ManagementOs Discussion and Analysis             Page 4

   Consolidated Financial Statements                Page 26

   Notes to Consolidated Financial Statements       Page 31

   Report of Independent Accountants                Page 52

   Statement of ManagementOs Responsibility         Page 53


BANK INFORMATION

   Office Locations                                 Page 54

   Directors and Officers                           Page 55

   Shareholder Information                          Page 56

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth certain selected consolidated financial and other data of the Bank at or for the dates indicated. This information should be read in conjunction with the Consolidated Financial Statements and notes thereto included elsewhere herein. The consolidated financial data as of and for the years ended December 31, 1993 through 1997 have been derived from the audited Consolidated Financial Statements of the Bank.

========================================================================================================
                                                         AS OF OR FOR THE YEARS ENDED DECEMBER 31,
                                                   -----------------------------------------------------
(in thousands except per share data)                 1997       1996        1995       1994       1993
                                                   --------   --------    --------   --------   --------
STATEMENT OF OPERATIONS:

Interest and dividend income                       $ 57,315   $ 49,577    $ 47,540   $ 45,371   $ 47,699
Interest expense                                     28,053     23,526      21,942     18,424     21,812
                                                   --------   --------    --------   --------   --------
Net interest income                                  29,262     26,051      25,598     26,947     25,887

Provision for possible loan losses                    9,100      6,400      12,850      8,200     13,800

Other income:
     Service charges on deposit
          accounts and other                          3,737      3,219       2,713      2,822      2,709
     Investment brokerage services
          commissions                                 2,927      1,136       1,455      1,802      2,301
     Loan servicing and other fees                      790        724         806      1,155      1,377
     Income from investment in
          Real Estate Partnership                       579        272         504        558         34
     Net gains on sales of marketable
          equity securities                               -         61         140         17        820
     Net gains (losses) on sales of debt
          securities                                    209       (139)        222        170      1,323
     Net gains on sales of loans                         52         43          69      2,830      2,366

Other expenses:
     Operating expenses (a)                          22,642     19,999      20,572     20,365     23,035
     Operation of foreclosed
          real estate owned                             425        600       1,167        459        641
     Write-down of investment in Real
          Estate Partnership                              -          -       6,697          -          -
     Write-downs and net losses on sale
          of foreclosed real estate owned               121      3,492       2,261      4,457      4,648
     Write-down of real estate agency
          subsidiary                                      -          -         700          -        399
                                                   --------   --------    --------   --------   --------
Income (loss) before income taxes                     5,268        876     (12,740)     2,820     (5,706)
Income tax (benefit) expense (b)                     (7,808)      (266)      1,540     (1,224)      (232)
                                                   --------   --------    --------   --------   --------
Net income (loss)                                  $ 13,076   $  1,142    $(14,280)  $  4,044   $ (5,474)
                                                   ========   ========    ========   ========   ========
Diluted earnings and pro forma diluted earnings
     (loss) per share before income taxes (o)      $   1.00   $   0.17    $  (2.46)  $   0.55   $  (1.10)
Diluted earnings and pro forma diluted earnings
     (loss) per share (o)                          $   2.49   $   0.22    $  (2.76)  $   0.78   $  (1.06)
========================================================================================================

Mechanics Savings bank                 1                   1997 Annual Report

============================================================================================================================
                                                                       As of or for the years ended December 31,
                                                             ---------------------------------------------------------------
(dollars in thousands)                                         1997          1996         1995         1994          1993
                                                             --------      --------     --------     --------     ----------
FINANCIAL CONDITION:

Total assets                                                 $892,371      $746,685     $662,201     $684,219     $717,682
Loans, net                                                    571,112       494,291      517,789      536,868      574,712
Allowance for possible loan losses                            (14,031)       (7,983)     (11,597)      (7,108)      (7,324)
Securities (c)                                                233,849       194,863       39,315       51,049       47,280
Deposits                                                      667,564       655,043      620,802      621,063      662,717
Borrowings                                                    129,720        11,960       11,000       21,000       16,000
Capital                                                      $ 88,549      $ 74,840     $ 23,726     $ 37,440     $ 34,277

Non-performing loans (d)                                     $  2,830      $  7,856     $ 16,355     $ 12,099     $ 11,020
Foreclosed real estate owned                                    1,204           679        5,393        7,845       13,798
Non-performing assets (e)                                    $  4,034      $  8,535     $ 21,748     $ 19,944     $ 24,818

PERFORMANCE RATIOS:

Return (loss) on average total assets (f)                        1.61%         0.16%       (2.14)%       0.58%       (0.76)%
Return (loss) on average capital (f)                            15.99          2.34       (39.13)       11.73       (13.83)
Interest rate spread (g)                                         3.38          3.63         4.03         4.20         3.87
Net interest margin (h)                                          3.90          4.03         4.24         4.31         3.95
Efficiency ratio (i)                                            60.29         63.76        65.29        56.10        62.57
Efficiency ratio with write-downs and
  OREO expenses (j)                                             61.74%        76.80%       99.65%       69.64%       78.02%

ASSET QUALITY DATA:

Non-performing loans as a % of gross loans (d) (k)               0.48%         1.56%        3.09%        2.23%        1.89%
Non-performing assets as a % of
  gross loans and OREO (e)                                       0.69          1.70         4.07         3.62         4.17
Non-performing assets as a % of total assets (e)                 0.45          1.14         3.28         2.91         3.46
Allowance for possible loan losses
  as a % of gross loans (k)                                      2.40          1.59         2.19         1.31         1.26
Allowance for possible loan losses as
  a % of non-performing loans (d)                              495.80        101.62        70.91        58.75        66.46
Net charge-offs as a % of average gross loans (f)                0.56%         1.99%        1.54%        1.48%        2.17%

CAPITAL RATIOS:

Tier 1 leverage capital (l)                                      9.74%        10.20%        3.57%        5.46%        4.64%
Tier 1 risk-based capital (m)                                   16.49         18.28         5.65         8.06         6.81
Total risk-based capital (n)                                    17.76%        19.54%        6.90%        9.31%        8.06%

OTHER SELECTED STATISTICAL DATA:

Number of:
  Deposit accounts                                             67,751        68,212       67,125       66,975       70,669
  Bank offices                                                     14            14           14           14           14
  Full-time staff                                                 202           192          203          246          246
============================================================================================================================

Mechanics Savings bank                                        1997 Annual Report

a) Operating expenses exclude write-downs and operating expenses related to foreclosed real estate owned.

b) In 1994, a tax benefit of $1.50 million was recognized as management determined it was more likely than not that $1.50 million of deferred tax assets would be realized in the future. In 1995, based on then-current operating and asset quality trends, management recorded an additonal deferred tax valuation reserve of 1.50 million thereby determining that as of December 31, 1995, it was more likely than not that the deferred tax asset would not be realized. In the second quarter of 1997, the Bank recognized a tax benefit of $10.33 million primarily due to the full reversal of its deferred tax asset valuation allowance. Based on three consecutive prior quarters of income and projections for the second half of 1997 and 1998 that indicated continued profitability, the Bank determined that it was more likely than not that it would realize its net deferred tax assets. Therefore, at December 31, 1997, the Bank had not valuation allowance regarding its $9.12 million net deferred tax asset.

c) Includes Federal Home Loan Bank ("FHLB") stock and excludes short-term investments classified as cash equivalents.

d) Non-performing loans are loans that are contractually past due in excess of 90 days or loans that are not 90 days past due but which the Bank has decided to stop the accrual of interest based on management's assessment regarding the full collectibility of principal and interest. Troubled debt restructured loans which are performing in accordance with their restructed terms are not included in non-performing loans.

e) Non-performing assets are the combination of non-performing loans and foreclosed real estate owned.

f)   Averages based on daily average balances.

g) Difference between the weighted average yield on loans, and the investment securities and short-term investments and the weighted average cost of funds.

h)   Represents net interest income divided by average total earning assets.

i) Represents operating expenses divided by the sum of net interest income and total other income.

j) Represents operating expenses, operation of foreclosed real estate owned, write-down of investment in Real Estate Partnership, write-downs and net losses on sale of foreclosed real estate owned and write-down of real estate agency subsidiary divided by the sum of net interest income and total other income.

k)   Gross loans excludes loans held-for-sale.

l) The Tier 1 leverage capital ratio established by the Federal Deposit Insurance Corporation ("FDIC") measures the ratio of Tier 1 capital to average quarterly total assets. Tier 1 capital is generally defined as common stock, additional paid in capital, surplus, retained earnings, adjustments for unrealized gains (losses) on securities classified as available-for-sale and unallocated ESOP shares. Tier 1 capital excludes goodwill and other intangibles.

m) The Tier 1 risk-based capital ratio established by the FDIC measures the ratio of Tier 1 leverage capital to total "risk-weighted" assets. The Bank's assets and certain off-balance sheet items are assigned to broad risk categories. Basically, the higher percentage of riskier assets an institution has, the more capital it must have to satisfy the risk-based guidelines; the lower the risk, the lower the required capital.

n) The total risk-based capital ratio established by the FDIC is calculated as described in (m) above but allows the Bank to include Tier II capital in addition to Tier 1 capital. Tier II capital generally consists of the general allowance for possible loan losses. The Bank recorded the full amount of the general allowance for possible loan losses (1.25% of risk based assets) in Tier II capital for the years presented, in accordance with FDIC regulations. Not more than one-half of the capital used to calculate the total risk-based capital ratio may come from Tier II capital.

o) Diluted earnings and proforma diluted loss per share is computed based upon the weighted average number of shares of common stock and common stock equivalents (if dilutive) outstanding during the periods presented. Common stock equivalents consist of stock options granted on June 25, 1996, February 18, 1997 and August 19, 1997. For earnings (loss) per share purposes, the common stock has been assumed to be outstanding for all periods presented.

Mechanics Savings Bank                3                     1997 Annual Report

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS


GENERAL

The following discussion and analysis of the Bank's financial condition and results of operations should be read in conjunction with the Bank's Consolidated Financial Statements and Notes thereto, which are included elsewhere herein.

The Bank is a state-chartered capital stock savings bank which operates 14 banking offices in Hartford County and offers a full range of banking services to individuals and corporate customers primarily located in Central Connecticut. The Bank was organized in 1861 and is the largest banking institution headquartered in the City of Hartford. The Bank completed its subscription and community offerings of common stock on June 25, 1996, thereby completing its conversion from a Connecticut-chartered mutual savings bank to a Connecticut-chartered capital stock savings bank. The Bank sold the maximum number of shares offered in the conversion, as adjusted, issuing 5.29 million shares for total gross proceeds of $52.90 million.

The Bank is a community bank with a broad range of products and services. The Bank's lending focus is on making commercial loans to small and medium-sized businesses as well as originating residential mortgages and consumer loans. The Bank's results of operations depend primarily on net interest income, which is the difference between the income earned on its loan and securities portfolios, and its cost of funds, consisting of interest paid on its deposits and borrowings. The Bank, on a monthly basis, also sets aside a provision for possible loan losses, which has had a significant impact on its results of operations in recent years. The Bank's results of operations also depend upon the commissions and fees earned from the Bank's investment brokerage program, as well as other banking fees which contribute to non-interest income. The Bank's operating expenses consist principally of employee compensation, occupancy expenses, federal deposit insurance premiums and other general and administrative expenses. The Bank's results of operations are also significantly affected by general economic and competitive conditions, the real estate market, changes in interest rates, government policies and actions of regulatory authorities.


OVERVIEW

The Bank reported net income of $13.08 million for the year ended December 31, 1997 compared to $1.14 million for the year ended December 31, 1996. In the second quarter of 1997, the Bank recognized a tax benefit of $10.33 million primarily due to the full reversal of its deferred tax asset valuation allowance. Based on three consecutive prior quarters of income and projections for the second half of 1997 and for 1998 that indicated continued profitability, the Bank determined that it was more likely than not that it would realize its net deferred tax assets. Also contributing to the 1997 results was a 12.3% increase in net interest income, a 56.0% increase in other income and a 3.7% decrease in other expenses for the year ended December 31, 1997 compared to the same period in 1996.

During 1997, the Bank increased its assets to $892.37 million or 19.5% over the $746.68 million at December 31, 1996. The 1997 results also reflect increased activity in lending and investing. These increases were funded primarily with increased borrowings from the FHLB.

During 1997, the Bank recorded $9.10 million in provisions for possible loan losses which increased its allowance for possible loan losses to $14.03 million at December 31, 1997. The Bank's allowance for possible loan losses represented 495.8% of non-performing loans at December 31, 1997, up from 101.6% at December 31, 1996. With intense competition in a continued sluggish Central Connecticut economy, management believes increasing the allowance for possible loan losses and the reserve coverage ratios while maintaining high credit quality are prudent strategies to implement. Non-performing assets as a percentage of total assets decreased to 0.45% at December 31, 1997 as compared to 1.14% at December 31, 1996.

During 1997, the Bank's Mechanics Investment Services, Inc. ("MIS") subsidiary became a licensed broker/dealer and insurance agency in the State of Connecticut as well as a registered investment advisor. Also during 1997, the Bank gained approval for the formation of a holding company effective January 1, 1998. The formation of MECH Financial, Inc. will provide additional corporate structuring opportunities and powers to respond to the changing and expanding needs of the Bank's customers and to the competitive conditions in the financial services industry. The Board of Directors believes the formation of MECH Financial, Inc. will enhance the Bank's competitive position and result in greater long-term shareholder value.


FINANCIAL CONDITION

Total assets as of December 31, 1997 were $892.37 million, representing an increase of $145.69 million or 19.5% from $746.68 million at December 31, 1996. During the year, the Bank emphasized increased lending and investing activities which resulted in increases in one- to four-family and commercial real estate mortgages, commercial and industrial and consumer loans, mortgage-backed securities and mutual funds. The major source of funding these increases was the expanded use of FHLB borrowings.

Mechanics Savings Bank                 4                      1997 Annual Report

SECURITIES

The securities portfolio consists primarily of U.S. Treasury and Government agency securities, mortgage-backed securities and mutual funds. There are no derivative instruments (other than collateralized mortgage obligations, the majority of which are guaranteed by the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation), structured notes, inverse floating notes or interest or principal only strips in the Bank's securities portfolio.

-------------------------------------------------------------------------------------------------------------
                                                                               AT DECEMBER 31,
                                                                     ---------------------------------------
(in thousands)                                                         1997            1996           1995
                                                                     --------        --------       --------
Securities held-to-maturity:
U.S. Treasury securities and other U.S. Government agencies          $   5,000       $   5,820      $      -
Mortgage-backed securities                                              70,199          37,398             -
                                                                     ---------       ---------      --------
  Total securities held-to-maturity                                  $  75,199       $  43,218      $      -
                                                                     =========       =========      ========

Securities available-for-sale:
U.S. Treasury securities and other U.S. Government agencies          $   2,997       $  14,487      $  4,515
Corporate debt securities                                                1,002               -         2,470
Debt securities issued by foreign governments                              350             350           350
Mortgage-backed securities                                             127,185         132,196        26,979
Marketable equity securities                                                23              15           429
Mutual funds                                                            20,643             308           283
                                                                     ---------       ---------      --------
  Total securities available-for-sale                                $ 152,200       $ 147,356      $ 35,026
                                                                     =========       =========      ========

FHLB stock                                                           $   6,450       $   4,289      $  4,289
                                                                     =========       =========      ========
-------------------------------------------------------------------------------------------------------------

Investment securities increased $36.83 million or 19.3% from $190.57 million at December 31, 1996 to $227.40 million at December 31, 1997 due primarily to a $27.79 million increase in the mortgage-backed securities portfolio and a $20.34 million increase in mutual funds, which were partially offset by a $12.31 million decrease in U.S. Treasury securities and other U.S. Government agency securities. Funds available for investment increased mainly from additional FHLB borrowings.

Due to increased FHLB borrowings, the Bank was required to purchase additional shares of stock totaling $2.16 million from the FHLB. Such shares provide above average dividend yields and are considered to be low risk equity investments.

At December 31, 1997, the Bank had a net unrealized gain of $1.04 million included in its $152.20 million available-for-sale securities portfolio and a net unrealized gain of $987,000 on its $75.20 million held-to-maturity securities portfolio. Fluctuations in fair market value caused by movements in interest rates and market conditions will not necessarily have a significant effect on future earnings.

Mechanics Savings Bank                 5                      1997 Annual Report

The following table sets forth the contractual maturities of investment securities (excluding equity securities and mutual funds) at December 31, 1997, and the weighted average yields of such securities. The weighted average yields are calculated based on the cost and the effective yields to maturity of each security.

----------------------------------------------------------------------------------------------------------------------------------
                                                                               CARRYING AMOUNT
                                             -------------------------------------------------------------------------------------
                                                 LESS THAN            AFTER ONE            AFTER FIVE                AFTER
                                                 ONE YEAR         THROUGH FIVE YEARS   THROUGH TEN YEARS           TEN YEARS
                                             ------------------   ------------------   ------------------     --------------------
                                                       WEIGHTED             WEIGHTED             WEIGHTED                WEIGHTED
                                                       AVERAGE              AVERAGE              AVERAGE                 AVERAGE
                                             AMOUNT     YIELD     AMOUNT     YIELD     AMOUNT     YIELD       AMOUNT      YIELD
                                             ------    --------   -------   --------   -------   --------     --------   --------
(in thousands)
Securities held-to-maturity:
U.S. Treasury and other U.S.
 Government agencies                         $    -           -   $ 3,000       6.61%  $ 2,000        7.00%   $       -          -

Mortgage-backed securities                        -           -         -          -         -           -       70,199       6.90%
                                             ------    --------   -------   --------   -------   ---------    ---------  ---------

Total Securities held-to-maturity            $    -           -   $ 3,000       6.61%  $ 2,000        7.00%   $  70,199       6.90%

                                             ------    --------   -------   --------   -------   ---------    ---------  ---------


Securities available-for-sale:
U.S. Treasury and other U.S.
 Government agencies                         $2,997        5.71%  $     -          -   $     -           -    $       -          -
Debt securities issued by
 foreign governments                              -           -       350       8.11%        -           -            -          -
Corporate debt securities                         -           -     1,002       7.44         -           -            -          -
Mortgage-backed securities                    1,802        6.24     8,296       6.46    21,601        6.86%      95,486       6.32%
                                             ------    --------   -------   --------   -------   ---------    ---------  ---------

Total securities available-for-sale          $4,799        5.91%  $ 9,648       6.62%  $21,601        6.86%   $  95,486       6.32%
                                             ------    --------   -------   --------   -------   ---------    ---------  ---------

 Total                                       $4,799        5.91%  $12,648       6.62%  $23,601        6.87%   $ 165,685       6.57%
                                             ======    ========   =======   ========   =======   =========    =========  =========

-----------------------------------------------------------------
                                               CARRYING AMOUNT
-----------------------------------------------------------------
                                                   TOTALS
                                             --------------------
                                                        WEIGHTED
                                                        AVERAGE
                                             AMOUNT      YIELD
                                             --------   --------
(in thousands)
Securities held-to-maturity:
U.S. Treasury and other U.S.
 Government agencies                         $  5,000       6.77%
Mortgage-backed securities                     70,199       6.90
                                             --------   --------
                                             $ 75,199       6.89%
Total Securities held-to-maturity            --------   --------

Securities available-for-sale:
U.S. Treasury and other U.S.
 Government agencies                         $  2,997       5.71%
Debt securities issued by
 foreign governments                              350       8.11
Corporate debt securities                       1,002       7.44
Mortgage-backed securities                    127,185       6.42
                                             --------   --------
Total securities available-for-sale          $131,534       6.42%
                                             --------   --------
 Total                                       $206,733       6.59%
-----------------------------------------------------------------

Refer to Note 4 of the consolidated financial statements for information related to unrealized gains and losses on the available-for-sale investment securities.

LOANS

The following table details the composition of the loan portfolio as of the periods presented.


                                                 DECEMBER 31, 1997            DECEMBER 31, 1996            DECEMBER 31, 1995
                                              AMOUNT            %           AMOUNT           %            AMOUNT          %
                                             --------       --------       --------       --------       --------      -------
(in thousands)
Real estate mortgages:
  One- to four-family                        $ 396,390        67.87%       $341,371         68.02%       $ 348,783         65.97%
  Multi-family                                  13,497         2.31          14,187          2.83           19,803          3.75
  Commercial real estate                        99,252        16.99          95,924         19.11          111,836         21.15
  Construction and land development              3,602         0.62           6,173          1.23            4,485          0.85
Commercial and industrial                       33,699         5.77          26,072          5.20           26,435          5.00
Home equity lines of credit                      3,003         0.51           2,302          0.46            2,237          0.42
Other consumer loans                            34,620         5.93          15,818          3.15           15,135          2.86
                                             ----------     ---------      ---------      ---------      ----------     ---------
  Total loans, gross                           584,063       100.00%        501,847        100.00%         528,714        100.00%
                                                            =========                     =========                     =========
Deferred loan origination costs, net             1,080                          427                            672
Allowance for possible loan losses             (14,031)                      (7,983)                       (11,597)
                                             ----------                    ---------                     ----------
  Total loans, net                           $ 571,112                     $ 494,291                      $517,789
                                             ==========                    =========                     ==========
------------------------------------------------------------------------------------------------------------------------------------

Gross loans increased $82.21 million or 16.4% from $501.85 million at December 31, 1996 to $584.06 million at December 31, 1997. The increase was due primarily to increases of $55.02 million of one- to four-family mortgages and $18.80 million of consumer loans due to increased origination activity which was partially offset by amortization and prepayments. The increased origination activity during 1997 was due mainly to additional staff, increased marketing campaigns and the expansion of the network of automotive dealers offering the Bank's lending programs. Loans held-for-sale increased from $87,000 at December 31, 1996 to $1.92 million at December 31, 1997 due primarily to higher volumes of 15 year fixed rate, one- to four-family mortgages.

Mechanics Savings Bank                 6                      1997 Annual Report

The following table sets forth certain information at December 31, 1997 regarding the dollar amount of loans maturing in the BankOs loan portfolio. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported in the maturing within one year category.

------------------------------------------------------------------------------------------------------------------------
                                                                        AFTER ONE   AFTER FIVE
                                                            WITHIN       THROUGH     THROUGH       AFTER
(in thousands)                                 AMOUNT      ONE YEAR    FIVE YEARS   TEN YEARS    TEN YEARS
                                            -----------  ------------ ------------ ----------- -------------
Real estate mortgages:
   One- to four-family                      $   396,390      $    729     $  7,950    $ 23,138    $ 364,573
   Multi-family                                  13,497           243        2,004       4,452        6,798
   Commercial real estate                        99,252         2,969       21,302      47,991       26,990
   Construction and land development              3,602           477          478           -        2,647

Commercial and industrial                        33,699        12,638       12,338       8,690           33
Home equity lines of credit                       3,003           337          320       2,346            -
Other consumer loans                             34,620         2,460       29,772       2,215          173
                                            -----------      --------     --------    --------    ---------
   Total loans, gross                       $   584,063      $ 19,853     $ 74,164    $ 88,832    $ 401,214
                                            ===========      ========     ========    ========    =========
------------------------------------------------------------------------------------------------------------------------

At December 31, 1997, $193.24 million of the BankOs loans with contractual maturities after December 31, 1998 were fixed rate loans and $370.97 million had adjustable interest rates. The following table sets forth the dollar amount of all loans maturing after December 31, 1998 by fixed or adjustable interest rates.

------------------------------------------------------------------------------------------------------------------------
                                                          FIXED                 ADJUSTABLE
(in thousands)                                            RATES                    RATES
                                                       -----------            --------------
Real estate mortgages:
   One- to four-family                                   $ 120,224                $ 275,437
   Multi-family                                              5,214                    8,040
   Commercial real estate                                   25,184                   71,099
   Construction and land development                           478                    2,647

Commercial and industrial                                   10,051                   11,010

Home equity lines of credit                                      -                    2,666

Other consumer loans                                        32,093                       67
                                                         ---------                ---------
   Total loans, gross                                    $ 193,244                $ 370,966
                                                         =========                =========
------------------------------------------------------------------------------------------------------------------------

The allowance for possible loan losses totaled $14.03 million at December 31, 1997 compared to $7.98 million at December 31, 1996. Provisions for possible loan losses during 1997 totaled $9.10 million and net charge-offs totaled $3.05 million. Provisions for possible loan losses during the year ended December 31, 1996 totaled $6.40 million and net charge-offs totaled $10.01 million. Included in the $6.40 million provision for possible loan losses in 1996 was $3.60 million attributable to the Accelerated Disposition Plan (OADPO) completed in July 1996. The allowance for possible loan losses as a percentage of non-performing loans increased from 101.6% at December 31, 1996 to 495.8% at December 31, 1997.

Mechanics Savings Bank                 7                     1997 Annual Report

The following table sets forth an analysis of activity in the allowance for possible loan losses at and during the periods indicated.

-------------------------------------------------------------------------------------------------------------------
                                                                     AT OR FOR THE YEARS ENDED DECEMBER 31,
                                                              -----------------------------------------------------
(in thousands)                                                      1997                1996            1995
                                                              ---------------      --------------   ---------------
Balance at beginning of period                                   $  7,983               $ 11,597        $  7,108
Add:
 Provision charged to operations                                    9,100                  6,400          12,850
 Recoveries                                                           960                    430             744
Less:
 Charge-offs:
  Real estate mortgages:
   One- to four-family                                              1,840                  2,966           1,829
   Multi-family                                                       694                  1,677           2,083
   Commercial real estate                                             987                  4,878           4,549
   Construction and land development                                    -                     15               -
  Consumer and commercial and industrial                              491                    908             644
                                                              ---------------      --------------   ---------------
   Total charge-offs                                                4,012                 10,444           9,105
                                                              ---------------      --------------   ---------------
Balance at end of period                                         $ 14,031               $  7,983        $ 11,597
                                                              ===============      ==============   ===============
Net charge-offs                                                  $  3,052               $ 10,014        $  8,361
                                                              ===============      ==============   ===============
Total loans, gross                                               $584,063               $501,847        $528,714
                                                              ===============      ==============   ===============
Net charge-offs to gross loans                                       0.52%                  2.00%           1.58%
                                                              ===============      ==============   ===============
-------------------------------------------------------------------------------------------------------------------

The following table shows the allocation of the allowance for possible loan losses to various types of loans at December 31.

------------------------------------------------------------------------------------------------------------------------------------

                                                                  % OF LOAN                  % OF LOAN                   % OF LOAN
                                                                   TYPE TO                    TYPE TO                     TYPE TO
(in thousands)                                          1997     TOTAL LOANS      1996       TOTAL LOANS      1995       TOTAL LOANS
                                                     ---------   -----------    ---------    -----------    --------     -----------
Real estate mortgages:
 One- to four-family                                 $  2,549        67.87%     $  1,724        68.02%      $ 1,302       65.97%
 Multi-family                                             399         2.31           592         2.83           806        3.75
 Commercial real estate                                 2,397        16.99         2,935        19.11         2,114       21.15
 Construction and land development                         36         0.62           239         1.23            90        0.85
Commercial and industrial                               1,085         5.77           848         5.20         3,397        5.00
Home equity lines of credit and consumer loans            423         6.44           395         3.61           366        3.28
Unallocated                                             7,142          N/A         1,250          N/A         3,522         N/A
                                                     ---------   -----------    ---------    -----------    --------     -----------
 Total allowance for possible loan losses            $ 14,031       100.00%     $  7,983       100.00%      $11,597      100.00%
                                                     =========   ===========    =========    ===========    ========     ===========

------------------------------------------------------------------------------------------------------------------------------------

The Bank allocates the allowance for possible loan losses based on historic loss ratios for its one- to four-family mortgages, home equity lines of credit and consumer loans. The allocation for the remaining loans is done on a loan-by-loan basis. With intense competition in a continued sluggish Central Connecticut economy, management believes that increasing the allowance for possible loan losses and the reserve coverage ratios while maintaining high credit quality are prudent strategies to implement. Although improving, the Central Connecticut economy continues to lag both the New England and National economies. In addition, 85% of the Bank's loans and commitments are collateralized by real estate in Connecticut. Management considers any allocation of the allowance to be subjective. Therefore, the entire allowance is available to absorb loan losses for any category of loans.

Depending upon the Bank's asset/liability position, the Bank may sell fixed rate one- to four-family real estate mortgages on a servicing-retained basis. At December 31, 1997 and 1996, loans serviced for others totaled $53.39 million and $53.59 million, respectively.

Mechanics Savings Bank                 8                      1997 Annual Report

Adverse market interest rate changes, between the time the customer receives a rate-lock commitment and the time the fully-funded mortgage loan is sold to an investor, can erode the value of that mortgage. Therefore, the Bank enters into forward sales contracts, generally for periods not exceeding ninety days, to mitigate the interest rate risk associated with the origination and sale of mortgage loans. The Bank accepts credit risk in forward sales contracts to the extent of nonperformance by a counterparty, in which case the Bank would be compelled to sell the mortgages to another party at the current market price. The credit exposure of forward sales contracts represents the aggregate value of contracts with a positive fair value. These credit exposures at both December 31, 1997 and December 31, 1996 were not significant. If the Bank did not have sufficient loans to fulfill the contract, it would purchase mortgages from others at the prevailing market rates to satisfy the contracts. The cost of forward sales contracts, and any related gain or loss, are deferred and recognized when the mortgages are sold and were not material in 1997, 1996 and 1995.

NON-PERFORMING ASSETS

The following table summarizes changes in non-performing assets during the periods presented.

-------------------------------------------------------------------------------------------------------------------------
(in thousands)                                                                    For the years ended December 31,
                                                                             --------------------------------------------
                                                                                 1997              1996          1995
                                                                             ------------    -------------   ------------
Balance, beginning of year                                                        $  8,535        $ 21,748     $ 19,944
Loans placed on non-accrual status                                                  12,194          20,663       23,578
Change in accruing loans past due 90 or more days, net                                   -               -         (144)
Payments on non-performing assets                                                   (8,308)         (6,594)      (3,562)
Loans returned to accrual status                                                    (2,988)         (3,887)      (2,834)
Loans charged-off                                                                   (3,052)        (10,014)      (9,105)
Sales of loans and foreclosed real estate owned                                     (2,226)         (9,889)      (3,868)
Write-downs and net losses on sale of foreclosed real estate owned                    (121)         (3,492)      (2,261)
                                                                             --------------  --------------  ------------
Total reductions                                                                   (16,695)        (33,876)     (21,774)
                                                                             --------------  --------------  ------------
Balance, end of year                                                              $  4,034        $  8,535     $ 21,748
                                                                             ==============  ==============  ============
Percent of total assets                                                               0.45%           1.14%        3.28%
-------------------------------------------------------------------------------------------------------------------------

Mechanics Savings Bank                 9                      1997 Annual Report

The following table details the composition of non-performing assets and troubled debt restructurings as of the dates presented.

============================================================================================================================
                                                                      FORECLOSED              TOTAL              TROUBLED
                                                  NON-ACCRUAL         REAL ESTATE         NON-PERFORMING           DEBT
(in thousands)                                       LOANS               OWNED                 ASSETS         RESTRUCTURINGS
                                                  -----------         -----------         --------------      --------------
DECEMBER 31, 1997
Real estate mortgages:
 One- to four-family                                  $ 1,713           $  828                $ 2,541            $      -
 Multi-family                                              78                -                     78               1,160
 Commercial real estate                                   681              164                    845                   -
 Construction and land development                          2              212                    214                   -
Commercial and industrial                                 286                -                    286                   -
Home equity lines of credit and consumer loans             70                -                     70                   -
                                                  -----------         --------            -----------         -----------
 Total                                                $ 2,830           $1,204                $ 4,034            $  1,160
                                                  ===========         ========            ===========         ===========

DECEMBER 31, 1996
Real estate mortgages:
 One- to four-family                                  $ 3,636           $  653                $ 4,289            $   178
 Multi-family                                             187                -                    187              1,259
 Commercial real estate                                 2,103                -                  2,103              3,214
 Construction and land development                        895               26                    921                  -
Commercial and industrial                                 887                -                    887                  -
Home equity lines of credit and consumer loans            148                -                    148                  -
                                                  -----------         --------            -----------         -----------
 Total                                                $ 7,856           $  679                $ 8,535            $ 4,651
                                                  ===========         ========            ===========         ===========

DECEMBER 31, 1995
Real estate mortgages:
 One- to four-family                                  $ 3,304           $  593                $ 3,897            $   340
 Multi-family                                               -                -                      -              3,355
 Commercial real estate                                11,964            1,748                 13,712              8,981
 Construction and land development                        622            3,052                  3,674              1,017
Commercial and industrial                                 431                -                    431                554
Home equity lines of credit and consumer loans             34                -                     34                  -
                                                  -----------         --------            -----------         -----------
 TOTAL                                                $16,355           $5,393                $21,748            $14,247
                                                  ===========         ========            ===========         ===========
--------------------------------------------------------------------------------------------------------------------------

There were no accruing loans past due 90 days or more at December 31, 1997, 1996 and 1995.

The Bank places a loan on non-accrual status when it is 90 days or more past due or based on management's assessment that the full collectibility of principal and interest is uncertain. Non-performing assets as a percentage of total assets decreased from 1.14% at December 31, 1996 to 0.45% at December 31, 1997. Non-performing assets as a percentage of total loans and foreclosed real estate owned decreased from 1.70% at December 31, 1996 to 0.69% at December 31, 1997.

Changes in Connecticut's economy have affected many of the Bank's commercial loan and residential customers. The Bank also maintains lists of adversely classified credits (substandard, doubtful, or loss credits) as defined by the FDIC. A significant portion of the Bank's classified commercial loans and commercial loans which have been charged off were either originated before 1992 or were the result of subsequent restructuring of such loans. The Bank, through its workout department, pursues the resolution of all classified and/or non-performing assets through restructuring, credit modifications or collections. When these procedures do not bring a loan into performing or restructured status, the Bank generally initiates action to foreclose the collateral or to acquire it by deed in lieu of foreclosure.

As part of its loan workout efforts, the Bank periodically enters into troubled debt restructurings. As of December 31, 1997, 1996 and 1995, the Bank had $1.16 million, $4.65 million and $14.25 million, respectively, in troubled debt restructurings. At December 31, 1997, interest rates on these restructurings were at 9.25%.

Mechanics Savings Bank                10                     1997 Annual Report

The foregoing tables do not include Other Assets Especially Mentioned ("OAEM") loans. Although not impaired, OAEM loans, in the opinion of management, exhibit a higher than normal degree of risk and warrant monitoring due to various considerations, including (i) the degree of documentation supporting the borrower's current financial position, (ii) potential weaknesses in the borrowers' ability to service the loan, (iii) possible collateral value deficiency, and (iv) other risk factors such as geographic location, industry focus and negatively trending financial results. These OAEM loans approximated $17.41 million at December 31, 1997 and $24.32 million at December 31, 1996. Properties collateralizing these loans are located in Connecticut, primarily in Hartford County, and consist primarily of commercial real estate mortgages. The above mentioned deficiencies have created some uncertainty, but not serious doubt, as to the borrowers' ability to comply with the loan repayment terms in the future. Management believes the reserves for these loans are adequate.

Foreclosed real estate owned increased from $679,000 at December 31, 1996 to $1.20 million at December 31, 1997. The Bank foreclosed upon 45 properties totaling $3.04 million during 1997. The Bank sold 47 properties totaling $2.25 million during the year ended December 31, 1997. Write-downs and net losses on sale of foreclosed real estate owned for the year ended December 31,1997 totaled $121,000.

CASH AND CASH EQUIVALENTS

Cash and cash equivalents increased $3.01 million or 10.0% from $30.01 million at December 31, 1996 to $33.02 million at December 31, 1997. An increase in short-term investments of $9.67 million was partially offset by a decrease in non-interest-bearing deposits and cash of $6.66 million from December 31, 1996 to December 31, 1997.

CASH SURRENDER VALUE LIFE INSURANCE AND OTHER ASSETS

Cash surrender value life insurance and other assets totaled $27.61 million at December 31, 1997 compared to $1.58 million at December 31, 1996, representing a $26.03 million increase. At December 31,1997, the Bank had $16.05 million in universal cash surrender value life insurance. Twenty policies were acquired on the lives of seven executive officers and six directors and are designed to recover the costs of the Bank's Long Term Deferred Incentive Plan ("LTDIP") and Outside Director Deferred Compensation Plan ("DDCP"). The policy death benefit also indemnifies the Bank against the death benefit provision of these benefit plans. The policies were paid with a single premium and have a combined death benefit of $41.3 million. Policy cash values earn interest at a current tax-free rate of 6% and policy mortality costs are charged against the cash value monthly. There are no loads or surrender charges associated with the policies.

In the second quarter of 1997, the Bank recognized a tax benefit of $10.33 million primarily due to the full reversal of its deferred tax asset valuation allowance. Based on three consecutive prior quarters of income and projections for the second half of 1997 and for 1998 that indicated continued profitability, the Bank determined that it was more likely than not that it would realize its net deferred tax assets. At December 31, 1997, the Bank had a net deferred tax asset of $9.12 million with no valuation allowance.

DEPOSITS AND BORROWINGS

Deposits increased $12.52 million or 1.9% from $655.04 million at December 31, 1996 to $667.56 million at December 31, 1997. Certificates of deposit increased $23.70 million from December 31, 1996 to December 31, 1997 due primarily to increases in certificates of deposit with terms of twelve and fifteen months. Partially offsetting this increase, savings and money market savings accounts decreased $8.06 million and $5.90 million, respectively.

The following table presents the amounts of certificates of deposit of the Bank at December 31, 1997 maturing during the periods reflected below and the weighted average interest rates of such accounts.

=================================================================================
                                                                 WEIGHTED AVERAGE
                                                     AMOUNT       INTEREST RATE
                                                  -----------    ----------------
(in thousands)

Certificates of deposit maturing during the
  12 months ending:
     December 31, 1998                            $ 310,033           5.11 %
     December 31, 1999                               50,512           5.64
     December 31, 2000                               14,895           6.37
     Thereafter                                      22,993           5.86
                                                  ---------        ---------
  Total                                           $ 398,433           5.27 %
                                                  =========        =========
=================================================================================

Mechanics Savings Bank                11                    1997 Annual Report

The following table presents the maturities of the Bank's certificates of deposit in amounts of $100,000 or more at December 31, 1997 by time remaining to maturity.

-------------------------------------------------------------------------------
(in thousands)                                              MATURING
                                                            --------
Three months or less                                        $ 23,758
Over three through six months                                  7,813
Over six through twelve months                                15,718
Over twelve months                                             7,332
                                                            --------
 Total                                                      $ 54,621
                                                            ========
-------------------------------------------------------------------------------

Borrowings increased $117.76 million from December 31, 1996 to December 31, 1997 due to additional FHLB borrowings primarily to fund the increases in the loan and investment portfolios. At December 31, 1997, the FHLB borrowings had a weighted average rate of 5.98% and a weighted average remaining term of 3.1 years. During 1996, the Bank financed the purchase of the Bank's common stock for the Employee Stock Ownership Plan (OESOPO). There were 72,000 and 96,000 unallocated ESOP shares at December 31, 1997 and December 31, 1996, respectively.

The following table sets forth, at the dates indicated, information regarding the weighted average cost of funds and the highest and average month end balances of the Bank's total borrowings.

------------------------------------------------------------------------------------------------------
                                                                      FOR THE YEARS ENDED DECEMBER 31,
                                                                   -----------------------------------
                                                                       1997         1996       1995
                                                                   ------------  ----------  ---------
(in thousands)
Weighted average interest rate of total borrowings                      6.00 %     5.00 %     5.57 %
Highest month end outstanding balance of total borrowings            $129,960    $12,200    $21,000
Average month end balance of total borrowings                        $ 76,865    $11,680    $12,667
-------------------------------------------------------------------------------------------------------

Other liabilities increased from $2.43 million at December 31, 1996 to $5.15 million at December 31, 1997 due primarily to increases in income taxes payable and FHLB advances accrued interest payable.

LIQUIDITY

The Bank manages its liquidity position to ensure that there is sufficient funding available at all times to meet both anticipated and unanticipated deposit withdrawals, new loan originations, securities purchases and other operating cash outflows. The primary sources of liquidity for the Bank are principal payments and maturities of securities and loans, short-term borrowings through repurchase agreements and FHLB advances, net deposit growth and funds provided by operations. Liquidity can also be provided through sales of loans and available-for-sale securities.

The Bank's most liquid assets are cash and cash equivalents, which include investments in liquid short-term instruments, such as federal funds sold. The level of these liquid assets is dependent upon the Bank's operating, financing and investing activities during any given period. At December 31, 1997, the Bank's primary liquidity, consisting of cash and federal funds sold, was $33.02 million, or 3.7% of total assets, compared to $30.01 million, or 4.0% of total assets, at December 31, 1997.

The Bank monitors its liquidity in accordance with guidelines established under its asset/liability management policy and applicable regulatory requirements. Management believes its current liquidity level, which is within policy guidelines, is sufficient to meet normal operating needs. As part of its asset/liability management strategy as well as to meet unexpected demands, the Bank has available a line of credit with the FHLB. At December 31, 1997, the Bank had no borrowings under its line of credit. The Bank may borrow approximately $15 million under that line of credit. Additional borrowings may be made upon the pledge of additional qualifying collateral.

ASSET/LIABILITY MANAGEMENT AND INTEREST RATE SENSITIVITY

The Bank's objective in managing interest rate risk is to produce a high and stable net interest margin in varying interest rate environments while maintaining the flexibility to take advantage of opportunities that may arise from the fluctuations of interest rates. The Bank's exposure to interest rate risk is managed strategically through the use of balance sheet simulation.

The Bank models its forecasted balance sheet using interest rate ramps, shocks and several interest rate scenarios over a 24-month time horizon. In accordance with its asset/liability policy,

Mechanics Savings Bank                12                     1997 Annual Report
the Bank measures its interest rate sensitivity by ramping interest rates in one hundred basis point increments from -400 to +400 basis points from the current rate environment. From this 800 basis point grid, the asset/liability committee selects the most likely 400 basis point interest rate range based on the current interest rate environment, as well as other economic factors. The Bank's policy is to achieve equal to or less than a 10% change in net interest income over the next 12 months within the selected 400 basis point band. At December 31, 1997, the Bank was within its policy guideline, and the Bank believes its level of interest rate sensitivity was appropriate.

The Bank analyzes its interest rate sensitivity position to manage the risk associated with interest rate movements through the use of gap analysis and balance sheet simulation. Interest rate risk arises from mismatches in the repricing of assets and liabilities within a given time period. Gap analysis is an approach used to quantify these differences.

With a positive gap, in which interest-earning assets maturing or repricing exceed interest-bearing liabilities maturing or repricing within the same period, earnings will generally increase in a rising interest rate environment and decrease in a declining interest rate environment. Conversely, with a negative gap, in which interest-bearing liabilities maturing or repricing exceed interest-earning assets maturing or repricing within the same period, earnings will generally decrease in a rising interest rate environment and increase in a declining interest rate environment.

While gap analysis is a general indicator of the potential effect that changing interest rates may have on net interest income, the gap itself does not present a comprehensive view of interest rate sensitivity. First, changes in the general level of interest rates do not affect all categories of assets and liabilities equally or simultaneously. Second, assumptions must be made to construct a gap table. Money market deposits, for example, which have no contractual maturity, are assigned a repricing interval of within one year. Management can influence the actual repricing of these deposits independent of the gap assumption. Third, the gap table represents a one-day position and cannot incorporate a changing mix of assets and liabilities over time as interest rates change. For those reasons, the Bank primarily uses simulation techniques derived from interest rate risk management computer models, to analyze and project future net interest income streams, incorporating the current gap position, the forecasted balance sheet mix, and the anticipated spread relationships between market rates and bank products, under varying interest rate scenarios.

The following table sets forth the Bank's interest rate sensitivity position at December 31, 1997, measured in terms of the volume of interest rate sensitive assets and liabilities that are subject to repricing in future time periods. For purposes of this analysis, money market deposits have been presented in the within one year category and savings and other deposits have been presented in the one to five year category, although the interest rate elasticity of money market, savings and other deposits cannot be tied to any one time category. Non-accrual loans have been presented in the repricing over five years category. Significant variations may exist in the degree of interest rate sensitivity between individual asset and liability types within the repricing periods presented due to differences in the repricing elasticity relative to changes in the general level of interest rates. No assurance can be made that these assumptions will be indicative of future withdrawals of deposits or repayments.

Mechanics Savings Bank                13                      1997 Annual Report

-------------------------------------------------------------------------------------------------------------------------
                                                                                REPRICING      REPRICING      REPRICING
                                                     TOTAL       PERCENT OF       WITHIN        WITHIN          OVER
(in thousands)                                      AMOUNT         TOTAL         ONE YEAR      1-5 YEARS       5 YEARS
                                                  ---------      -----------    ----------     ----------     ----------
ASSETS:
Securities                                        $ 233,849           26.20 %   $ 152,242      $  64,756      $  16,851
Short-term investments                               10,140            1.14        10,140              -              -
Loans, gross                                        584,063           65.45       302,059        133,364        148,640
                                                  ---------      ----------     ---------      ---------      ---------
    Total rate sensitive assets                     828,052           92.79       464,441        198,120        165,491
Other assets                                         64,319            7.21
                                                  ---------      ----------
    Total assets                                  $ 892,371          100.00 %
                                                  =========      ==========
LIABILITIES AND CAPITAL:
Deposits:
    Savings and other                             $ 107,307           12.03 %           -        107,307              -
    Money market                                     89,970           10.08        89,970              -              -
    Certificates of deposit                         398,433           44.65       310,034         88,399              -
    Demand deposits                                  71,854            8.05             -              -         71,854

Borrowings:
    FHLB advances                                   129,000           14.46        16,000        113,000              -
    Other borrowings                                    720            0.08           720              -              -
                                                  ---------      ----------     ---------      ---------      ---------
      Total rate sensitive liabilities              797,284           89.35       416,724        308,706         71,854
Other liabilities                                     6,538            0.73
Capital                                              88,549            9.92
                                                  ---------      ----------
    Total liabilities and capital                 $ 892,371          100.00 %
                                                  =========      ==========

Period repricing difference (gap)                                               $  47,717      $(110,586)     $  93,637
                                                                                =========      =========      =========
Cumulative repricing difference                                                 $  47,717      $ (62,869)     $  30,768

Cumulative repricing difference to total assets                                      5.35 %        (7.05) %        3.45 %
-------------------------------------------------------------------------------------------------------------------------

At December 31, 1997, the Bank was asset sensitive as measured by a positive cumulative one year gap of $47.72 million, or 5.4% of total assets. As a result, the Bank's net interest income could be adversely affected by a sudden decline in interest rates. Based upon various earnings simulations, which include 100 basis point to 200 basis point increases and decreases in interest rates, management has projected the effect on 1998 net interest income as follows:
-----------------------------------------------------------------------------

                                             EFFECT ON NET INTEREST INCOME
                                             -----------------------------
                                                SHOCK                RAMP
(in thousands)                               SCENARIO (A)        SCENARIO (B)
                                             ------------        ------------
200 basis point increase in rates (c)          $   (324)         $    (99)
100 basis point increase in rates (d)                42               (36)
100 basis point decrease in rates (d)              (256)               32
200 basis point decrease in rates (c)              (478)               58
-------------------------------------------------------------------------------

(a) Represents the dollar amount of change in net interest income caused by an instantaneous repricing of market interest rates.

(b) Represents the dollar amount of change in net interest income caused by a gradual repricing of market interest rates in equal monthly increments throughout 1998.

(c) No adjustments are made to the BankOs passbook rates. Money market rates are shocked/ramped 50 basis points rather than 200 basis points.

(d) No adjustments are made to the Bank's passbook rates. Money market rates are shocked/ramped 25 basis points, rather than 100 basis points.

Mechanics Savings Bank                14                      1997 Annual Report

Management believes it likely that interest rate spreads will continue to compress during 1998, mainly due to the flattening yield curve. Net interest margin decreased from 4.03% in 1996 to 3.90% in 1997. Overall average yields decreased 3 basis points due to an increased percentage of securities in average earning assets. During 1997, average securities represented 27.9% of earning assets compared to 20.1% during 1996. In addition, the Bank's overall cost of funds increased 22 basis points due mainly to increased borrowings from the FHLB.

Management believes some of the potential effects of the Bank's interest rate risk will be mitigated as essentially all of the Bank's deposit base is composed of local retail deposit accounts which tend to be somewhat less sensitive to moderate interest fluctuations than other funding sources and, therefore, provide a reasonably stable and cost-effective source of funds. Managing these core deposits is a significant factor in determining the Bank's ability to maintain its net interest margin in a changing interest rate environment. The entry of additional competitors into the Bank's market area may create additional competitive pressures on the Bank to raise rates on its deposit accounts, which may negatively affect the Bank's net interest margin. The Bank structures its loan and securities portfolio to provide for portfolio repricing consistent with its interest rate risk objectives.

CAPITAL RESOURCES

At December 31, 1997, stockholders' equity totaled $88.55 million, representing a 18.3% increase over the $74.84 million in capital at December 31, 1996. At December 31, 1997, the Bank's Tier 1 leverage capital ratio was 9.74% and its total risk-based capital ratio was 17.76%. The Bank was classified as "well capitalized" at December 31, 1997. At December 31, 1996, the Bank's Tier 1 leverage capital ratio was 10.20% and its total risk-based capital ratio was 19.54%. The Bank was classified as "adequately capitalized" at December 31, 1996. Although the Bank's capital ratios were substantial enough to qualify as "well capitalized" at December 31, 1996, the FDIC, through prompt corrective action provisions, had the ability to, and did reduce the Bank's capital category by one level. No such action was taken by the FDIC in 1997.

In order to address concerns arising out of an examination conducted by the FDIC as of August 30, 1993, the Bank entered into a Cease and Desist Order (the "Order") issued by the FDIC. The Order was issued on February 22, 1994 pursuant to a Stipulation with the Bank in which the Connecticut State Banking Department concurred. Effective June 25, 1996, Mechanics Savings Bank completed its subscription and community offerings of common stock and converted from a Connecticut-chartered mutual to a Connecticut-chartered capital stock savings bank. Shares totaling 5.29 million were sold at $10.00 per share. As a result, the Bank significantly increased its capital levels. On December 27, 1996, the FDIC removed the Order and the Bank was operating under a Memorandum of Understanding ("MOU"). Under this agreement, the Bank agreed to update its strategic plan and improve reporting systems relative to interest rate risk and problem asset identification. On September 30, 1997, the FDIC and the State Department of Banking terminated the MOU. Therefore at December 31, 1997, the Bank is not operating under any regulatory enforcement action. The Bank believes its current capital is adequate to support operations and anticipated future growth.

IMPACT OF RECENT ACCOUNTING PRONOUNCEMENTS

In June 1997, the FASB issued two pronouncements, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income", ("SFAS No. 130O") and No. 131, "Disclosures about Segments of an Enterprise and Related Information" (OSFAS No. 131O). SFAS No. 130 establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from nonowner sources. SFAS No. 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for all prior years presented. The adoption of SFAS No. 130 is expected to impact the presentation of financial information only. SFAS No. 131 requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The adoption of SFAS No. 131 is expected to impact the way the Bank reports information about its operating segments but specific determination has not yet been made as to how this will be implemented.

Mechanics Savings Bank                15                      1997 Annual Report

IMPACT OF INFLATION AND CHANGING PRICES

The Bank's consolidated financial statements and related notes thereto presented elsewhere herein have been prepared in accordance with generally accepted accounting principles which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of a financial institution are monetary in nature. As a result, interest rates have a more significant impact on a financial institution's performance than the effect of general levels of inflation. Interest rates do not necessarily move in the same direction or in the same magnitude as the prices of goods and services. Notwithstanding this, inflation can directly affect the value of loan collateral, in particular, real estate. Sharp decreases in real estate prices, as discussed previously, have resulted in significant loan losses and losses on foreclosed real estate owned in the past. Inflation, or disinflation, could affect significantly the Bank's earnings in future periods.

OTHER RISKS AND UNCERTAINTIES

The Bank's financial performance is influenced significantly by interest rate movements. The Bank has benefited in recent years from a cost of funds lower than that which was reported by most of its savings bank competitors. Although 1997 and 1996 results reflected a reduction in the Bank's net interest margin, that margin continued to be higher than most of its savings bank competitors. The Bank has traditionally been able to retain its core depositors despite offering lower rates on deposits than some savings institutions in surrounding markets. However, in recent years, the Bank has had to offer more competitive rates to retain core deposits, some of which have moved into higher cost time deposit accounts. In addition, the entry of additional competitors into the Bank's market area may create additional competitive pressures on the Bank to raise rates on its deposit accounts or accept lower yields on its loan products, which may negatively affect the Bank's net interest margin in the future. While interest rate spreads remain high by historical measures, management believes it is likely that they will continue to narrow in the near future. The Bank attempts to manage this interest rate risk by monitoring interest rate movements, making investments, and adjusting its deposit and asset pricing accordingly. See "Management's Discussion and Analysis of Financial Condition and Results of Operations - Asset/Liability Management and Interest Rate Sensitivity."

Intense competition exists in all major lines of business in which the Bank is presently engaged. The City of Hartford and the surrounding communities in which the Bank maintains branches constitutes the Bank's principal market area. This market also includes numerous national, regional, and local financial institutions of various types. Competition for the Bank, and the banking industry in general, has also increased dramatically from non-bank competitors such as mortgage and finance companies, insurance companies, mutual funds, and securities firms. Recent bank consolidations affecting the Bank's market area have brought to the area new institutions against whom the Bank has not previously competed. This consolidation and expected future consolidation activity has and is expected to continue to produce a dynamic and challenging competitive environment for the Bank.

Economic conditions at the local and national levels, as well as government policies and regulations concerning, among other things, monetary and fiscal policies, significantly affect the operations of financial institutions such as the Bank. In particular, local real estate values affect institutions like the Bank, which have substantial amounts of loans collateralized by real estate. Excess real estate inventory, coupled with a previous general economic decline, adversely affected real estate markets in general and the Bank's market area in particular in recent years and contributed to increases in the Bank's non-performing assets during such years. Although Connecticut and Hartford County continue to reflect personal wealth characteristics above national averages, the economies of both continue to lag behind many areas of the country which have shown strong recoveries in recent years.

YEAR 2000

During 1997, the Bank developed its plan to address the Year 2000 issue. The Bank utilizes software and related technologies that will be affected by the date change in the year 2000. An internal study is currently under way to determine the full scope and related costs to ensure that the Bank's systems continue to meet its customers' and internal needs. The Bank has received notification from its data processing service bureau that it will be Year 2000 compliant within regulatory timeframes. The Bank will continue to monitor and test all of its systems (both internal and outsourced) to ensure Year 2000 compliance. In addition, the Bank has incorporated Year 2000 issues into its credit analysis of its borrowers. Based on the above analysis, the Bank does not expect to incur significant costs associated with this effort.

Mechanics Savings Bank               16                      1997 Annual Report

RESULTS OF OPERATIONS

For the year ended December 31, 1997 compared to the year ended December 31,
1996

For the year ended December 31, 1997, the Bank reported net income of $13.08 million or $2.49 per diluted share compared to $1.14 million or $0.22 per diluted share for the same period in 1996. In the second quarter of 1997, the Bank recognized a tax benefit of $10.33 million primarily due to the full reversal of its deferred tax asset valuation allowance. Based on three consecutive prior quarters of income and projections for the second half of 1997 and for 1998 that indicated continued profitability, the Bank determined that it was more likely than not that it would realize its net deferred tax assets. The Bank recorded $9.10 million in provisions for possible loan losses during 1997 compared to $6.40 million during 1996. Also contributing to the 1997 results, was a 12.3% increase in net interest income, a 56.0% increase in other income and a 3.7% decrease in other expenses as compared to the year ended December 31, 1996.


NET INTEREST INCOME

Net interest income totaled a record $29.26 million for the year ended December 31, 1997 compared to $26.05 million for the same period in 1996, representing a $3.21 million or 12.3% increase. The increase was primarily a result of a $104.02 million or 16.1% increase in average interest-earning assets. Average investment securities increased $79.25 million primarily due to increased investments in mortgage-backed securities and mutual funds. Average net loans increased $37.91 million due mainly to increased one-to four-family mortgages and consumer loans as a result of increased origination activity in excess of prepayments and amortization during 1997. Funding the increases in interest-earning assets, average balances of borrowings and certificates of deposit increased $55.53 million and $34.68 million, respectively. The net interest margin decreased from 4.03% for the year ended December 31, 1996 to 3.90% for the same period in 1997. The decrease was mainly due to the changed composition of interest-bearing liabilities which resulted in a higher overall average cost of funds by 22 basis points. During the year, increases in FHLB borrowings and certificates of deposit were combined with a decrease in the lower cost deposits of money market accounts and savings accounts.

The following table sets forth certain information relating to the BankOs average interest-earning assets, interest-bearing liabilities and net interest income for the years ended December 31, 1997 and 1996. Non-accrual loans have been included in the appropriate average balance loan category but unpaid interest on non-accrual loans has not been included for purposes of determining interest income. For investment securities, the yield calculations are based on the average amortized cost.

--------------------------------------------------------------------------------------------------------------------
                                                AVERAGE BALANCE           INCOME/EXPENSE                YIELD
                                            ----------------------      --------------------     -------------------
(in thousands)                                  1997       1996            1997      1996           1997      1996
                                            -----------  ---------      ---------  ---------      --------   -------
Loans, net                                  $  532,726   $ 494,820      $ 43,799   $  40,730        8.22%     8.23%
Investment securities                          209,044     129,791        13,067       7,721        6.25      5.95
Short-term investments                           8,261      21,394           449       1,126        5.44      5.26
                                            ----------   ---------      --------   ---------
 Total interest-earning assets                 750,031     646,005        57,315      49,577        7.64      7.67
                                                                        --------   ---------
Other assets                                    59,978      50,472
                                            ----------   ---------
 Total assets                               $  810,009   $ 696,477
                                            ==========   =========

Money market checking                       $   34,306   $  37,357           408         488        1.19      1.31
Money market savings                            57,066      65,453         1,334       1,528        2.34      2.34
Savings & other                                117,242     123,543         2,247       2,469        1.92      2.00
Certificates of deposit                        379,006     344,331        19,854      18,459        5.24      5.36
Securities sold under
 agreements to repurchase                        4,468           -           243           -        5.44         -

Other borrowings                                67,177      11,644         3,967         582        5.91      5.00
                                            ----------   ---------      --------   ---------
 Total interest-bearing liabilities            659,265     582,328        28,053      23,526        4.26      4.04
                                            ----------   ---------      --------   ---------
Demand deposits                                 64,921      62,144
Other liabilities                                4,039       3,299
Capital                                         81,784      48,706
                                            ----------   ---------
 Total liabilities and capital              $  810,009   $ 696,477
                                            ==========   =========

Net interest income                                                     $ 29,262   $  26,051
                                                                        ========   =========
Spread on interest-bearing liabilities                                                              3.38%     3.63%
Net interest margin                                                                                 3.90%     4.03%
--------------------------------------------------------------------------------------------------------------------

The following table presents the changes in interest and dividend income and the changes in interest expense, attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities during the periods indicated.

--------------------------------------------------------------------------------------------------------------------
                                                          YEARS ENDED DECEMBER 31, 1997 VERSUS 1996
(in thousands)                                                   CHANGE IN INTEREST DUE TO
                                                     --------------------------------------------
                                                        Volume     Rate       Vol/Rate     Net
                                                     ----------  ---------    ---------  --------
Loans, net                                           $  3,120    $   (48)     $   (3)    $ 3,069
Investment securities                                   4,715        392         239       5,346
Short-term investments                                   (691)        37         (23)       (677)
                                                     ---------   --------     -------    --------
  Total                                                 7,144        381         213       7,738
                                                     ---------   --------     -------    --------

Money market checking                                     (40)       (44)          4         (80)
Money market savings                                     (196)         2           -        (194)
Savings & other                                          (126)      (101)          5        (222)
Certificates of deposit                                 1,859       (421)        (43)      1,395
Securities sold under
 agreements to repurchase                                 243          -           -         243
Other borrowings                                        2,776        106         503       3,385
                                                     ---------   --------     -------    --------
 Total                                                  4,516       (458)        469       4,527
                                                     ---------   --------     -------    --------

Net change to interest income                        $  2,628    $   839      $ (256)    $ 3,211
                                                     =========   ========     =======    ========
--------------------------------------------------------------------------------------------------------------------

Mechanics Savings Bank                18                      1997 Annual Report

INTEREST INCOME

Interest income increased $7.74 million or 15.6% due primarily to average increased volume of investment securities and net loans of $79.25 million and $37.91 million, respectively, for the year ended December 31, 1997. Partially offsetting these increases, the average balance of short-term investments decreased $13.13 million. Overall average yields decreased 3 basis points from 7.67% for the year ended December 31, 1996 to 7.64% for the year ended December 31, 1997. The decrease was mainly a result of the increased ratio of investment securities to total interest-earning assets from 20.1% for the year ended December 31, 1996 to 27.9% for the same period in 1997.

INTEREST EXPENSE

Interest expense increased $4.53 million or 19.3% for the year ended December 31, 1997 as compared to the same period in 1996. The increase was primarily due to an increase in average volume of borrowings and certificates of deposit of $55.53 million and $34.68 million, respectively. Overall, the average cost of funds increased to 4.26% for the year ended December 31, 1997 from 4.04% for the year ended December 31, 1996. This increase was mainly due to the shift in the composition of interest-bearing liabilities to higher cost FHLB borrowings and certificates of deposit from savings and money market accounts.

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The Bank determines its allowance and provision for possible loan losses based upon a detailed evaluation of the loan portfolio through a process which considers numerous factors, including estimated credit losses based upon internal and external portfolio reviews and credit risk ratings, delinquency levels and trends, estimates of the current value of underlying collateral, concentrations, portfolio volume and mix, changes in lending policy, historical loan loss experience, current economic conditions and examinations performed by regulatory authorities. Determining the level of the allowance at any given period is difficult, particularly during deteriorating or uncertain economic periods. Management must make estimates using assumptions and information which is often subjective and rapidly changing. The review of the loan portfolio is a continuing process in the light of a changing economy and the dynamics of the banking and regulatory environment. In managementOs judgment, based upon an analysis of the above factors and considering recent charge-offs and delinquency activity, the allowance for possible loan losses at December 31, 1997 is adequate. Should the economic climate deteriorate, borrowers could experience difficulty in repaying their obligations, and the level of non-performing loans, charge-offs and delinquencies could rise and require increased provisions. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the BankOs allowance for possible loan losses. Such agencies could require the Bank to recognize additions to the allowance based on their judgments of information available to them at the time of their examination.

The provision for possible loan losses increased from $6.40 million for the year ended December 31, 1996 to $9.10 million for the same period in 1997. The 1997 increase further strengthens the allowance for possible loan losses which now represents 351.7% of non-performing and restructured loans, up from 63.8% at December 31, 1996 and 495.8% of only non-performing loans, up from 101.6% at December 31, 1996. With intense competition in a continued sluggish Central Connecticut economy, management believes increasing the allowance for possible loan losses and the reserve coverage ratios while maintaining high credit quality are prudent strategies to implement.


The following table shows the activity in the BankOs allowance for possible loan losses for the three years ended December 31.

-------------------------------------------------------------------------------------------------------------------
(in thousands)                                               1997       1996       1995
                                                           ---------  --------   ---------
Balance, beginning of year                                 $ 7,983   $ 11,597    $  7,108
Provision for possible loan losses                           9,100      6,400      12,850
Charge-offs                                                 (4,012)   (10,444)     (9,105)
Recoveries                                                     960        430         744
                                                          ---------  =========   =========
Balance, end of year                                      $ 14,031   $  7,983    $ 11,597
                                                          =========  =========   =========
Ratio of allowance for possible loan losses:

 To non-performing loans                                    495.80%    101.62%      70.91%
 To total gross loans                                         2.40%      1.59%       2.19%
-------------------------------------------------------------------------------------------------------------------

Merchanics Savings Bank,              19                      1997 Annual Report

While all segments of the Banks loan portfolio are subject to continuous quality evaluation, a precise method for predicting loan losses does not exist. Many of the components of the evaluation require the exercise of management's judgment.

While management believes that actions taken with respect to the provision and the allowance for possible loan losses have been adequate, there are many factors which may influence future provisions.

OTHER INCOME

The Bank recorded $8.29 million in other income for the year ended December 31, 1997 compared to $5.32 million for the same period in 1996, representing a 56.0% increase. The following table shows the components of other income for the years ended December 31, 1997 and 1996.

-------------------------------------------------------------------------------------------------
                                                                               $        %
(in thousands)                                           1997      1996     Change    Change
                                                      ---------  -------   --------  --------
Investment brokerage services commissions             $  2,927  $ 1,136   $ 1,791    157.66 %
Service charges on deposit accounts                      2,246    2,287       (41)    (1.79)
Loan servicing and other fees                              790      724        66      9.12
Income from investment in Real Estate Partnership          579      272       307    112.87
Appreciation of cash surrender value life insurance        421        -       421         -
Net gain (loss) on sales of investment securities          209      (78)      287   (367.95)
Other                                                    1,122      975       147     15.08
                                                      --------  -------   -------
 Total other income                                   $  8,294  $ 5,316   $ 2,978     56.02 %
                                                      ========  =======   =======   =======
-------------------------------------------------------------------------------------------------

Investment brokerage services commissions increased $1.79 million from 1996 to 1997 primarily due to MISO new ability to sell annuities and earn investment advisory fees during 1997. MIS, which began in 1986, has evolved from its original emphasis on transactional business to its current focus on relationship business, including asset allocation programs with wrap fees. In addition, during late 1996, the Bank hired eight additional staff members to better meet customer demands. During 1996, the Bank formed a subsidiary, Mechanics Investments Services, Inc., to enable the Bank to better serve its customers by providing a broader range of competitive investment products in a more timely manner as a wholly-owned, fully disclosed broker/dealer. In July 1997, MIS became a licensed broker/dealer and a registered investment advisor. MIS also offers fixed and variable annuity products and is licensed as an insurance agency in the State of Connecticut. Commissions from annuity sales and investment advisory fees totaled $1.04 million and $517,000, respectively, for the year ended December 31, 1997.

Income from investment in Real Estate Partnership increased $307,000 due to higher rental income and to the December 31, 1996 expiration of a lease incentive for an existing tenant which decreased the Real Estate PartnershipOs expenses during 1997. During 1997, the Bank invested in universal cash surrender value life insurance to recover costs of the Banks LTDIP and DDCP. These cash surrender value policies appreciated $421,000 during 1997, representing a tax-free 6% gross yield before mortality charges. During 1997, the Bank reported gross gains and gross losses on the sale of mortgage-backed securities of $301,000 and $92,000, respectively. Other income increased $147,000 due mainly to reduced expenses in the subsidiaries that facilitate the ownership, management and disposition of foreclosed real estate owned and from reduced losses from the real estate agency subsidiary which was sold during the first quarter of 1996.

Mechanics Savings Bank                20                      1997 Annual Report

OTHER EXPENSES

Other expenses totaled $23.19 million for the year ended December 31, 1997, compared to $24.09 million for the same period in 1996, representing a 3.7% decrease. The following table shows the components of other expenses for the years ended December 31, 1997 and 1996.

---------------------------------------------------------------------------------------------------------------
                                                                                              $        %
(in thousands)                                                          1997       1996    Change    Change
                                                                       -------   -------   ------    ------
Salaries, commissions and employee benefits                            $12,172   $ 9,012   $ 3,160    35.06 %
Occupancy                                                                3,196     3,211       (15)   (0.47)
Data processing                                                          1,083       993        90     9.06
Furniture and equipment                                                    953       942        11     1.17
Legal and accounting                                                       880       709       171    24.12
Advertising                                                                835       463       372    80.35
Communications                                                             502       491        11     2.24
Operation of foreclosed real estate owned                                  425       600      (175)  (29.17)
FDIC insurance                                                             270     1,351    (1,081)  (80.01)
Write-downs and net losses on sale of foreclosed real estate owned         121     3,492    (3,371)  (96.53)
Other                                                                    2,751     2,827       (76)   (2.69)
                                                                       -------   -------   -------
 Total other expenses                                                  $23,188   $24,091   $  (903)   (3.75)%
                                                                       =======   =======   =======   ======
-------------------------------------------------------------------------------------------------------------------

Salaries, commissions and benefits were $3.16 million higher in 1997 primarily due to $2.09 million in increased commissions due to the performance of MIS and excellent overall Bank results. Benefit plan expenses increased $605,000 as pension and ESOP expenses increased. Advertising increased $372,000 during the year due to a renewal and expansion of marketing efforts to support the MIS, lending and deposit activities of the Bank. Due to the Bank's improved capital position and classification, FDIC insurance premiums were lower, resulting in a 80.0% decrease in FDIC insurance expense. Due to decreased levels of non-performing assets, operation of foreclosed real estate and write-downs and net losses on sale of foreclosed real estate owned combined to lower expenses by $3.55 million. During 1996, the Bank recorded a $2.65 million write-down on foreclosed real estate owned in anticipation of the ADP.

INCOME TAXES

The Bank recognized an income tax benefit of $7.81 million for the year ended December 31, 1997 as compared to a benefit of $266,000 for the same period in 1996. During the second quarter of 1997, the Bank recorded a tax benefit of $10.33 million and fully reversed its valuation allowance on its net deferred tax assets. Based on three consecutive prior quarters of income and projections for the second half of 1997 and for 1998 that indicated continued profitability, the Bank determined that it was more likely than not that it would realize its net deferred tax assets. During the fourth quarter of 1996, the Bank received a tax refund from the IRS relating to the carrying back of 1995 deductions.

RESULTS OF OPERATIONS

For the year ended December 31, 1996 compared to the year ended December 31,
1995

For the year ended December 31, 1996, the Bank reported net income of $1.14 million or $0.22 per diluted share compared to a net loss of $14.28 million or $2.76 per diluted share for the same period in 1995. The results in 1995 included a $6.70 million charge to address an other than temporary impairment in the underlying value of the Bank's 50% interest in Pearl Street Associates Limited Partnership (the "Real Estate Partnership"), a $1.50 million deferred tax provision to reserve fully against the Bank's deferred tax assets and a $700,000 write-down of the Bank's real estate agency subsidiary obtained through a 1991 foreclosure. In addition, the provision for possible loan losses totaled $6.40 million for the year ended December 31, 1996 which was $6.45 million lower than the provision of $12.85 million for the year ended December 31, 1995. During 1996 in connection with the ADP, the Bank recorded $3.60 million and $2.65 million in additional loan loss provisions and additional write-downs of foreclosed real estate owned, respectively.

NET INTEREST INCOME

Net interest income totaled $26.05 million for the year ended December 31, 1996 compared to $25.60 million for the same period in 1995, representing a 1.8% increase. The increase resulted from a significant shift in the composition of assets and certain deposits as noted below and the growth in average

Mechanics Savings Bank                 21                     1997 Annual Report
earning assets of 7.1%, which more than offset the impact of a lower net interest margin. Average interest-earning assets increased $42.77 million while average interest-bearing liabilities increased only $12.32 million. The difference in the increases of average interest-earning assets and average interest-bearing liabilities was primarily due to a $12.22 million increase in average stockholders' equity caused by the stock conversion, a $12.09 million decrease in average other assets due to the sale of foreclosed real estate owned and the write-down of the Real Estate Partnership and a $5.72 million increase in average non-interest-bearing demand deposits. Average investment securities increased $78.40 million as the Bank invested funds primarily in mortgage-backed securities. Average net loans decreased $39.47 million primarily due to the ADP and payoffs. Upon completion of the stock conversion in June 1996 and the ADP in July 1996, the Bank refocused its efforts by pursuing loan originations and deposit growth. The average balance of certificates of deposit increased $39.12 million or 12.8% while the average rate on these deposits increased 5 basis points. The net interest margin decreased from 4.24% for the year ended December 31, 1995 to 4.03% for the year ended December 31, 1996. The decrease in net interest margin was primarily due to lower yields on investment securities and short-term investments and higher rates on certificates of deposits from 1995 to 1996.

The following table sets forth certain information relating to the Bank's average interest-earning assets, interest-bearing liabilities and net interest income for the years ended December 31, 1996 and 1995. Non-accrual loans have been included in the appropriate average balance loan category but unpaid interest on non-accrual loans has not been included for purposes of determining interest income. For investment securities, the yield calculations are based on the average amortized cost.

------------------------------------------------------------------------------------------------------
                                         Average Balance          Income/Expense             Yield
                                      --------------------     ---------------------    --------------
(in thousands)                           1996       1995         1996        1995        1996    1995
                                      ---------  ---------     ---------  ----------    ------- ------
Loans, net                              $494,820   $534,289       $40,730   $ 43,325       8.23%  8.11%
Investment securities                    129,791     51,391         7,721      3,204       5.95   6.24
Short-term investments                    21,394     17,553         1,126      1,011       5.26   5.76
                                      ---------- ----------    ---------- ----------
 Total interest-earning assets           646,005    603,233        49,577     47,540       7.67   7.88
                                                               ---------- ----------
Other assets                              50,472     62,561
                                      ---------- ----------
Total assets                            $696,477   $665,794
                                      ========== ==========

Money market checking                   $ 37,357   $ 36,367           488        446       1.31   1.23
Money market savings                      65,453     82,803         1,528      1,937       2.34   2.34
Savings & other                          123,543    133,533         2,469      2,684       2.00   2.01
Certificates of deposit                  344,331    305,212        18,459     16,201       5.36   5.31
Borrowings                                11,644     12,091           582        674       5.00   5.57
                                      ---------- ----------    ---------- ----------
 Total interest-bearing liabilities      582,328    570,006        23,526     21,942       4.04   3.85
                                      ---------- ----------    ---------- ----------

Demand deposits                           62,144     56,419
Other liabilities                          3,299      2,875
Capital                                   48,706     36,494
                                      ---------- ----------
 Total liabilities and capital          $696,477   $665,794
                                      ========== ==========

Net interest income                                               $26,051    $25,598
                                                               ========== ==========
Spread on interest-bearing liabilities                                                     3.63%  4.03%
Net interest margin                                                                        4.03%  4.24%
------------------------------------------------------------------------------------------------------

Mechanics Savings Bank                 22                     1997 Annual Report

The following table presents the changes in interest and dividend income and the changes in interest expense, attributable to changes in interest rates and changes in volume of interest-earning assets and interest-bearing liabilities during the periods indicated.

-------------------------------------------------------------------------------
                                     YEARS ENDED DECEMBER 31, 1996 VERSUS 1995
(in thousands)                              CHANGE IN INTEREST DUE TO
                                  ---------------------------------------------
                                   VOLUME         RATE      VOL/RATE     NET
                                  --------       ------    ----------   -------
Loans, net                         $(3,201)       $ 654      $  (48)   $ (2,595)
Investment securities                4,889         (147)       (225)      4,517
Short-term investments                 221          (87)        (19)        115
                                   -------        -----      ------    --------
 Total                               1,909          420        (292)      2,037
                                   -------        -----      ------    --------

Money market checking                   12           29           1          42
Money market savings                  (406)          (2)          -        (408)
Savings & other                       (201)         (15)          1        (215)
Certificates of deposit              2,077          160          21       2,258
Borrowings                             (25)         (70)          2         (93)
                                   -------        -----      ------    --------
 Total                               1,457          102          25       1,584
                                   -------        -----      ------    --------

Net change to interest income      $   452        $ 318      $ (317)    $   453
                                   =======        =====      ======     =======
--------------------------------------------------------------------------------

INTEREST INCOME

Interest income increased $2.04 million or 4.3% due primarily to average increased volume of investment securities of $78.40 million which was partially offset by lower average volume of loans of $39.47 million. The Bank's efforts to actively originate loans resumed after the successful stock conversion in June 1996 and the ADP in July 1996. Originations increased significantly for consumer and residential loans during the last quarter of 1996 due to competitive pricing and additional staffing. Increased funds, including those from the stock conversion, were primarily invested in mortgage-backed securities during 1996. Yields on loans increased 12 basis points while the yields on short-term investment and investment securities decreased 50 basis points and 29 basis points, respectively. Overall yields averaged 7.67% for the year ended December 31, 1996, representing a 21 basis point decrease from 7.88% for the year ended December 31, 1995.

INTEREST EXPENSE

Interest expense increased $1.58 million or 7.2% during the year ended December 31, 1996 as compared to the same period in 1995. The average volume for certificates of deposit increased $39.12 million which was partially offset by lower average volumes for money market savings and savings and other of $17.35 million and $9.99 million, respectively. Overall, the average cost of funds increased to 4.04% for the year ended December 31, 1996 from 3.85% for the year ended December 31, 1995. This increase was mainly due to a 5 basis point increase for certificates of deposit.

PROVISION AND ALLOWANCE FOR POSSIBLE LOAN LOSSES

The provision for possible loan losses decreased from $12.85 million for the year ended December 31, 1995 to $6.40 million for the same period in 1996. Included in the $6.40 million, the Bank provided $3.60 million during the second quarter of 1996 in anticipation of the ADP. The higher provision in 1995 reflected several factors, including (i) continued deterioration of economic conditions in the Bank's market area, (ii) continued deterioration in loan quality primarily with respect to loans originated prior to 1992, and (iii) the further strengthening of the Bank's credit administration process.

Mechanics Savings Bank                23                      1997 Annual Report

OTHER INCOME

The Bank recorded $5.32 million in other income for the year ended December 31, 1996 compared to $5.91 million for the same period in 1995.

The following table shows the components of other income for the years ended December 31, 1996 and 1995.

---------------------------------------------------------------------------------------------------------------
                                                                                        $              %
(in thousands)                                          1996           1995           CHANGE         CHANGE
                                                       ------         ------         --------       --------
Service charges on deposit accounts                    $ 2,287        $ 2,258        $   29            1.28  %
Investment brokerage services commissions                1,136          1,455          (319)         (21.92)
Loan servicing and other fees                              724            806           (82)         (10.17)
Income from investment in Real Estate Partnership          272            504          (232)         (46.03)
Net gain (loss) on sales of investment securities          (78)           362          (440)        (121.55)
Other                                                      975            524           451           86.07
                                                       -------        -------        ------
 Total other income                                    $ 5,316        $ 5,909        $ (593)         (10.04) %
                                                       =======        =======        ======         =======
---------------------------------------------------------------------------------------------------------------

Investment brokerage services commissions decreased $319,000 from 1995 to 1996 primarily due to a change in philosophy from traditional commission transactions to asset gathering. Income from the investment in Real Estate Partnership decreased $232,000 from $504,000 for the year ended December 31, 1995 to $272,000 for the year ended December 31, 1996 due mainly to lower rental income. Loan servicing and other fees decreased due to lower levels of loans serviced for others.

During 1996, the Bank incurred net losses on sales of debt securities of $139,000 which were partially offset by net gains on sales of marketable equity securities of $61,000. During 1995, the Bank reported net gains on sales of marketable equity securities and debt securities of $140,000 and $222,000, respectively. Other income increased by $451,000 due mainly to the reduced losses ($271,000) from the real estate agency subsidiary which was sold during the first quarter of 1996 and improved results from the subsidiaries ($171,000) that facilitate the ownership, management and disposition of foreclosed real estate owned.

OTHER EXPENSES

Other expenses totaled $24.09 million for the year ended December 31, 1996 compared to $31.40 million for the same period in 1995.

The following table shows the components of other expenses for the years ended December 31, 1996 and 1995.

--------------------------------------------------------------------------------------------------------------------
                                                                                             $              %
(in thousands)                                                1996           1995           CHANGE         CHANGE
                                                             ------         ------         --------       --------
Salaries, commissions and employee benefits                 $  9,012       $ 10,001        $   (989)       (9.89) %
Write-downs and net losses on
 sale of foreclosed real estate owned                          3,492          2,261           1,231        54.44
Occupancy                                                      3,211          3,087             124         4.02
FDIC insurance                                                 1,351          1,768            (417)      (23.59)
Data processing                                                  993            955              38         3.98
Furniture and equipment                                          942          1,064            (122)      (11.47)
Legal and accounting                                             709            464             245        52.80
Operation of foreclosed real estate owned                        600          1,167            (567)      (48.59)
Communications                                                   491            433              58        13.39
Advertising                                                      463            193             270       139.90
Write-down of investment in Real Estate Partnership                -          6,697          (6,697)     (100.00)
Write-down of real estate agency subsidiary                        -            700            (700)     (100.00)
Other                                                          2,827          2,607             220         8.44
                                                            --------       --------        --------
 Total other expenses                                       $ 24,091       $ 31,397        $ (7,306)      (23.27) %
                                                            ========       ========        ========      =======
--------------------------------------------------------------------------------------------------------------------

Mechanics Savings Bank                24                    1997 Annual Report

Salaries, commissions and employee benefits were $989,000 lower in 1996 due to a reduction in staff during the fourth quarter of 1995 of 37 employees as well as lower health insurance expenses. Write-downs of foreclosed real estate owned were $1.23 million higher for the year ended December 31, 1996 compared to the same period in 1995. During the second quarter of 1996, the Bank recorded a $2.65 million write-down on foreclosed real estate owned in connection with the ADP. Despite higher deposits, FDIC insurance was lower by $417,000 due to lower premiums. Legal and accounting expenses were higher in 1996 due primarily to $146,000 in higher legal expenses relating to the workout of loans and higher accounting fees due primarily to the outsourcing of the internal audit function during 1996. Operation of foreclosed real estate owned was $567,000 lower for the year ended December 31, 1996 compared to the same period in 1995 primarily due to the substantial reduction in foreclosed real estate owned through the ADP.

In 1995, the Bank recognized a $6.70 million write-down of its investment in the Real Estate Partnership. This write-down was based upon a determination by the Bank that the impairment of value to the Real Estate Partnership's assets was other than temporary. This determination was made after a financial review of the discounted cash flow estimates from the major underlying asset, the Bank's headquarters' building, which in turn was based on certain assumptions regarding future occupancy levels, inflation, capital improvements, tenant buildout, lease rollover rates, and building operating costs. The assumptions included certain estimated rent renewal rates, including those on the portion of the building leased by the Bank and other significant tenants, which may or may not actually be achieved at the time that certain leases are subject to renewal. The estimates did not incorporate the effects of a significant rise in central business district vacancy rates, further consolidation and/or downsizing of Hartford-based companies, or the loss of any major tenant. As such, there can be no assurance that the assumptions utilized in the cash flow estimates will actually be realized or that events beyond the control of the Bank will not occur which may adversely affect real estate values.

In 1995, the Bank also recorded a $700,000 charge in anticipation of the loss incurred on the sale of its real estate agency subsidiary, which sale closed in the first quarter of 1996. Other expenses were higher for the year ended December 31, 1996 due primarily to the outsourcing of the purchasing function and increased benefits plan administration expenses, office supplies, security and business development expenses.

INCOME TAXES

The income tax benefit was $266,000 for the year ended December 31, 1996 compared to income tax expense of $1.54 million for the year ended December 31, 1995. During the fourth quarter of 1996, the Bank received a tax refund from the IRS relating to the carrying back of 1995 deductions. During 1995, the provision represented a $40,000 state tax provision, and an additional $1.50 million deferred tax asset valuation allowance to fully reserve against the Bank's total net deferred tax assets of $10.15 million at December 31, 1995. At December 31, 1996, the Bank had a fully reserved net deferred tax asset of $9.66 million.

Mechanics Savings Bank                25                      1997 Annual Report

CONSOLIDATED STATEMENTS OF CONDITION
December 31, 1997 and 1996

-------------------------------------------------------------------------------------------------------
                                                                                     1997        1996
                                                                                ----------   ----------
(dollars in thousands)

ASSETS
Cash and due from banks:
     Non-interest-bearing deposits and cash                                     $  22,884    $  29,541
     Short-term investments                                                        10,140          465
                                                                                ----------   ----------
            Cash and cash equivalents                                              33,024       30,006
Investments:
     Available-for-sale, at market value                                          152,200      147,356
     Held-to-maturity (market value at December 31, 1997: $76,186;                 75,199       43,218
            at December 31, 1996: $43,781)
Federal Home Loan Bank stock, at cost                                               6,450        4,289
Loans, net                                                                        571,112      494,291
Loans held-for-sale                                                                 1,922           87
Bank premises and equipment                                                         4,823        5,513
Investment in Real Estate Partnership                                              14,485       15,201
Accrued interest receivable                                                         4,347        4,468
Foreclosed real estate owned                                                        1,204          679
Cash surrender value life insurance                                                16,053            -
Other assets                                                                       11,552        1,577
                                                                                ----------   ----------
                                                                                $ 892,371    $ 746,685
                                                                                ==========   ==========

LIABILITIES AND STOCKHOLDERS' EQUITY
Liabilities:
     Deposits                                                                   $667,564     $ 655,043
     Borrowings                                                                  129,720        11,960
     Mortgage escrow                                                               1,388         2,415
     Other liabilities                                                             5,150         2,427
            Total liabilities                                                    803,822       671,845
Commitments and contingencies (Note 15)
Stockholders' Equity:
     Preferred stock - par value $.01; 1,000,000 shares                                -             -
            authorized; none issued
     Common stock - par value $.01; 7,000,000 shares                                  53            53
            authorized; 5,293,266 issued at December 31, 1997 and
            5,290,000 issued at December 31, 1996
Additional paid in capital                                                         50,927        50,611
Retained earnings                                                                  37,891        24,815
Net unrealized gains on securities                                                    398           321
Less: Unallocated ESOP shares (72,000 shares at December 31, 1997
            and 96,000 shares at December 31, 1996)                                  (720)         (960)
            Total stockholders' equity                                             88,549        74,840
                                                                                ----------   ----------
                                                                                $ 892,371    $  746,685
                                                                                ==========   ==========
-------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements

Mechanics Savings Bank                 26                     1997 Annual Report

CONSOLIDATED STATEMENTS OF OPERATION
For the Year ended December 31, 1997, 1996 and 1995

--------------------------------------------------------------------------------------------------------------------
         (in thousands except for earnings per share)                                  1997       1996        1995
                                                                                     --------   --------   ---------
INTEREST INCOME:
  Interest and fees on loans                                                          $43,799    $40,730    $ 43,325
                                                                                     --------   --------   ---------
  Interest and dividends on investment securities:
     Interest on debt securities                                                       12,403      6,852       2,479
     Dividends on equity securities                                                       320        276         377
                                                                                     --------   --------   ---------
                                                                                       12,723      7,128       2,856
  Other interest and dividend income                                                      793      1,719       1,359
                                                                                     --------   --------   ---------
     Total interest income                                                             57,315     49,577      47,540
                                                                                     --------   --------   ---------
INTEREST EXPENSE:
  Interest on deposits:
     Savings deposits                                                                   3,503      3,922       4,538
     Time deposits                                                                     20,340     19,022      16,730
                                                                                     --------   --------   ---------
     Total interest on deposits                                                        23,843     22,944      21,268
  Interest on securities sold under agreements to repurchase                              243          -           -
  Interest on other borrowings                                                          3,967        582         674
                                                                                     --------   --------   ---------
     Total interest expense                                                            28,053     23,526      21,942
                                                                                     --------   --------   ---------
     Net interest income                                                               29,262     26,051      25,598
Provision for possible loan losses                                                      9,100      6,400      12,850
                                                                                     --------   --------   ---------
Net interest income after provision for possible loan losses                           20,162     19,651      12,748
                                                                                     --------   --------   ---------
OTHER INCOME:
  Investment brokerage services commissions                                             2,927      1,136       1,455
  Service charges on deposit accounts                                                   2,246      2,287       2,258
  Loan servicing and other fees                                                           790        724         806
  Income from investment in Real Estate Partnership                                       579        272         504
  Appreciation of cash surrender value life insurance                                     421          -           -
  Net gain (loss) on sales of investment securities                                       209        (78)        362
  Other                                                                                 1,122        975         524
                                                                                     --------   --------   ---------
     Total other income                                                                 8,294      5,316       5,909
                                                                                     --------   --------   ---------
OTHER EXPENSES:
  Salaries, commissions and employee benefits                                          12,172      9,012      10,001
  Occupancy                                                                             3,196      3,211       3,087
  Data processing                                                                       1,083        993         955
  Furniture and equipment                                                                 953        942       1,064
  Legal and accounting                                                                    880        709         464
  Advertising                                                                             835        463         193
  Communications                                                                          502        491         433
  Operation of foreclosed real estate owned                                               425        600       1,167
  FDIC insurance                                                                          270      1,351       1,768
  Write-downs and net losses on sale
     of foreclosed real estate owned                                                      121      3,492       2,261
  Write-down of investment in Real Estate Partnership                                       -          -       6,697
  Write-down of real estate agency subsidiary                                               -          -         700
  Other                                                                                 2,751      2,827       2,607
                                                                                     --------   --------   ---------
     Total other expenses                                                              23,188     24,091      31,397
                                                                                     --------   --------   ---------
     Income (loss) before income taxes                                                  5,268        876     (12,740)
                                                                                     --------   --------   ---------
Income tax expense (benefit):
  Current                                                                               1,602       (266)         40
  Deferred                                                                             (9,410)         -       1,500
                                                                                     --------   --------   ---------
     Total income tax expense (benefit)                                                (7,808)      (266)      1,540
                                                                                     --------   --------   ---------
  Net income (loss)                                                                   $13,076    $ 1,142    $(14,280)
                                                                                     ========   ========   =========
Earnings per share and pro forma earnings (loss) per share:
  Basic                                                                                 $2.52      $0.22      $(2.76)
  Diluted                                                                               $2.49      $0.22      $(2.76)

Weighted average and pro forma weighted average shares outstanding:
  Basic                                                                                 5,195      5,170       5,170
  Diluted                                                                               5,242      5,170       5,170
--------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements

Mechanics Savings Bank                 27                     1997 Annual Report

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
For the years ended December 31, 1997, 1996 and 1995

------------------------------------------------------------------------------------------------------------------------------------

                                                        Additional                  Net Unrealized       Unallocated
                                             Common      Paid in       Retained     Gains (Losses)          ESOP
                                             Stock       Capital       Earnings      on Securities         Shares           Surplus
                                           ---------   -----------    ----------   ----------------     -------------    -----------

(in thousands)

Balance at December 31, 1994                 $ -         $     -       $ 23,224           $ (513)          $     -        $ 14,729
  1995 net loss                                -               -        (14,280)               -                 -               -
  Change in net unrealized
   gains (losses) on securities                -               -              -              566                 -               -
                                           ---------   -----------    ----------   ----------------     -------------    -----------

Balance at December 31, 1995                   -               -          8,944               53                 -          14,729
  1996 net income                              -               -          1,142                -                 -               -
  Change in net unrealized
   gains (losses) on securities                -               -              -              268                 -               -
                                           ---------   -----------    ----------   ----------------     -------------    -----------

  Issuance of common stock                    53          50,514              -                -                 -               -
  Unallocated ESOP shares                      -               -              -                -            (1,200)              -
  Reclass of surplus to
   retained earnings
     upon issuance of common
      stock                                    -               -         14,729                -                 -         (14,729)
  Allocated ESOP shares                        -              97              -                -               240               -
                                           ---------   -----------    ----------   ----------------     -------------    -----------

Balance at December 31, 1996                  53          50,611         24,815              321              (960)              -
  1997 net income                              -               -         13,076                -                 -               -
  Change in net unrealized
   gains (losses) on securities                -               -              -               77                 -               -
  Exercise of stock options                    -              58              -                -                 -               -
  Allocated ESOP shares                        -             258              -                -               240               -
                                           ---------   -----------    ----------   ----------------     -------------    -----------

Balance at December 31, 1997                 $53         $50,927       $ 37,891           $  398           $  (720)       $      -
                                           =========   ===========    ==========   ================     =============    ===========

------------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these financial statements

Mechanics Savings Bank                 28                     1997 Annual Report

CONSOLIDATED STATEMENTS OF CASH FLOWS
For the years ended December 31, 1997, 1996 and 1995

------------------------------------------------------------------------------------------------------------------------------
                                                                                    1997             1996             1995
                                                                                ------------     ------------     ------------
(in thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                                               $   13,076       $   1,142        $ (14,280)
                                                                                ------------     ------------     ------------
   Adjustments to reconcile net income (loss) to
    cash provided by operating activities:
       Provision for possible loan losses                                            9,100           6,400           12,850
       Depreciation and amortization                                                   944             989            1,174
       Amortization (accretion) of investment security premiums/discounts, net         186             204           (1,364)
       Deferred loan costs, net of amortization                                       (681)           (331)            (635)
       Net gain on sale of loans                                                       (52)            (43)             (69)
       Loss on retirement of bank premises and equipment                                 -               9               77
       (Decrease) increase in deferred tax assets                                   (9,410)              -            1,500
       Realized losses on available-for-sale securities                                 92             230              381
       Realized gains on available-for-sale securities                                (301)           (152)            (618)
       Realized gains on held-to-maturity securities                                     -               -             (125)
       Decrease (increase) in interest and dividend receivables                        121          (1,004)             177
       Income from investment in Real Estate Partnership                              (579)           (272)            (504)
       Write-down of investment in Real Estate Partnership                               -               -            6,697
       (Gain on sale) writedown of real estate agency subsidiary                         -              (7)             700
       Write-downs and net losses on sale of foreclosed real estate owned              121           3,492            2,261
       Increase in cash surrender value life insurance                             (16,053)              -                -
       (Increase) decrease in other assets                                            (527)          1,071              756
       Increase (decrease) in other liabilities                                      1,696          (1,130)           1,256
       Allocation of Employee Stock Ownership Plan shares                              498             337                -
                                                                                ------------     ------------     ------------
   Total adjustments                                                               (14,845)          9,793           24,514
                                                                                ------------     ------------     ------------
Net cash (used in) provided by operating activities                                 (1,769)         10,935           10,234
                                                                                ------------     ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Proceeds from sale of available-for-sale securities                              41,675         110,125           59,102
   Proceeds from sale of held-to-maturity securities                                     -               -            7,521
   Proceeds from principal payments on available-for-sale securities                37,445          13,435                -
   Proceeds from principal payments on held-to-maturity securities                   3,982             445                -
   Proceeds from maturities of available-for-sale securities                        19,513             500           60,850
   Proceeds from maturities of held-to-maturity securities                           5,820           4,000            7,000
   Purchases of available-for-sale securities                                     (103,458)       (257,193)        (120,428)
   Purchases of held-to-maturity securities                                        (41,741)        (26,569)               -
   Purchases of Federal Home Loan Bank stock                                        (2,161)              -                -
   Proceeds from loan sales                                                          7,987          15,215            4,549
   Net originations and purchases of loans                                         (97,903)           (427)            (412)
   Decrease in investment in Real Estate Partnership                                 1,295             919            1,710
   Proceeds from sale of real estate agency subsidiary                                   -             424                -
   Proceeds from sale of foreclosed real estate owned                                2,248           5,565            2,040
   Purchases of bank premises and equipment                                           (254)           (255)            (946)
                                                                                ------------     ------------     ------------
Net cash (used in) provided by investing activities                               (125,552)       (133,816)          20,986
                                                                                ------------     ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net decrease in demand deposits, money market and savings accounts              (11,174)        (15,592)         (43,089)
   Net increase in certificates of deposit                                          23,695          49,833           42,829
   Increase in FHLB borrowings                                                     368,188               -                -
   Repayments of FHLB borrowings                                                  (250,188)              -          (10,000)
   Financing of Employee Stock Ownership Plan                                            -           1,200                -
   Repayment of financing of Employee Stock Ownership Plan                            (240)           (240)               -
   Issuance of common stock                                                             58          49,367                -
                                                                                ------------     ------------     ------------
Net cash provided by (used in) financing activities                                130,339          84,568          (10,260)
                                                                                ------------     ------------     ------------
Net increase (decrease) in cash and cash equivalents                                 3,018         (38,313)          20,960
                                                                                ------------     ------------     ------------
Cash and cash equivalents at beginning of period                                    30,006          68,319           47,359
                                                                                ------------     ------------     ------------
Cash and cash equivalents at end of period                                          33,024       $  30,006        $  68,319
                                                                                ============     ============     ============
------------------------------------------------------------------------------------------------------------------------------

The accompanying notes are an integral part of these consolidated financial statements

Mechanics Savings Bank                 29                     1997 Annual Report

For the years ended December 31, 1997, 1996 and 1995

---------------------------------------------------------------------------------------------------------------------------------
                                                                                          1997          1996           1995
                                                                                     ------------  --------------  --------------
(in thousands)
Non-cash investing and financing activities
   Change in net unrealized gain (loss) on securities available-for-sale               $  (36)        $ 1,006          $  566
 Change in net unrealized gain (loss) on securities held-to-maturity                       74            (432)              -
 Transfer of loans to foreclosed real estate owned                                      3,042           3,723           1,849
 Transfer of loans to held-for-sale                                                     1,922              87           1,226
 Transfer of held-to-maturity securities to available-for-sale                              -               -           9,301
 Transfer of available-for-sale securities to held-to-maturity                              -          21,076               -
Supplemental disclosures of cash flow information
 Income taxes paid                                                                        641              57             725
 Income tax refunds received                                                               54           1,330              88

The accompanying notes are an integral part of these consolidated financial statements

Mechanics Savings Bank                 30                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


1.   SIGNIFICANT ACCOUNTING POLICIES:

Business

Mechanics Savings Bank provides a full range of banking and financial services to individuals and small to medium-sized businesses located primarily in Central Connecticut. The Bank competes with banks, brokerage firms, mortgage bankers and other financial institutions. The Bank is subject to the regulations of certain state and federal agencies and receives periodic examinations by these authorities.

The Bank completed its subscription and community offerings of common stock on June 25, 1996, thereby completing its conversion from a Connecticut-chartered mutual savings bank to a Connecticut-chartered capital stock savings bank (the "Conversion"). The Bank sold the maximum number of shares offered in the Conversion, as adjusted, issuing 5.29 million shares for total gross proceeds of $52.90 million.

On November 25, 1997, the shareholders of the Bank approved the formation of a holding company, MECH Financial, Inc. MECH Financial, Inc. will provide additional corporate structuring opportunities and powers to respond to changing and expanding needs of the Bank's customers and to the competitive conditions in the financial services industry. The Board of Directors believes the formation of MECH Financial, Inc. will enhance the Bank's competitive position and result in greater long-term shareholder value. The new structure became effective January 1, 1998, as approved by the appropriate regulatory agencies. Shares of common stock of Mechanics Savings Bank were automatically converted into shares of MECH Financial, Inc. on a one-for-one, tax-free exchange basis on that date.

Basis of Financial Statement Presentation

The preparation of the consolidated financial statements, in accordance with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ significantly from those estimates.

Material estimates that are particularly susceptible to significant change in the near-term relate to the determination of the allowance for possible loan losses and the valuation of foreclosed real estate owned. In connection with the determination of the allowance for possible loan losses and valuation of foreclosed real estate owned, management obtains independent appraisals for significant relationships.

A substantial portion (85%) of the Bank's loans and commitments are collateralized by real estate in Connecticut. In addition, all of the foreclosed real estate owned is located in that same market. Accordingly, a substantial portion of the Bank's loan portfolio and foreclosed real estate owned are susceptible to changes in market conditions in Connecticut.

Management believes that the allowance for possible loan losses is adequate and that foreclosed real estate owned is recorded at the lower of cost or estimated fair value. While management uses available information to recognize losses on loans and foreclosed real estate owned, future additions to the allowance for possible loan losses or write-downs on foreclosed real estate owned may be necessary based on changes in economic conditions, particularly in Connecticut. In addition, various regulatory agencies, as an integral part of their examination process, periodically review the Bank's allowance for possible loan losses and the valuation of foreclosed real estate owned. Such agencies may require the Bank to recognize additions to the allowance for possible loan losses or additional write-downs on foreclosed real estate owned based on their judgments of information available to them at the time of their examination.

Principles of Consolidation

The consolidated financial statements include the accounts of Mechanics Savings Bank, and its wholly-owned subsidiaries; (the "Bank"), MECH Corporation, MECH TWO Corporation, MECH THREE Corporation, Eighty Pearl Street Corp., Alliance Realty, and Mechanics Investment Services, Inc. ("MIS"). MIS was formed during 1996 to enable the Bank to serve its customers with a wholly-owned fully disclosed broker/dealer. On July 2, 1997, MIS became a licensed broker/dealer and registered investment advisor. Intercompany accounts and transactions have been eliminated in consolidation.

Investments

The Bank accounts for its securities in accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities" (OSFAS 115O). Securities that the Bank has the ability and positive intent to hold to maturity are classified as held-to-maturity and carried at amortized cost. Securities that may be sold as part of the Bank's asset/liability or liquidity management or in response to or in anticipation of changes in interest rates and resulting prepayment risk, or for other similar factors, are classified as available-for-sale and carried at fair market value. Unrealized gains and losses on such securities are reported as a separate component of stockholdersO equity, net of taxes. From time to time, the Bank may classify a security as a trading security when the intent is to sell the security in the near future to generate profits or if a pool of loans is securitized into a mortgage-backed security and the Bank's intent is not to hold the security to maturity. Unrealized gains and losses on such securities are reported in earnings. Realized gains and losses on the sales of all securities are reported in earnings and computed using the specific identification cost basis. Premiums are amortized and discounts are accreted into interest income using the level yield method.

Mechanics Savings Bank                31                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Loans

Loans are generally recorded at the contractual amounts owed by borrowers, less unearned discounts, deferred origination fees and costs, the undisbursed portion of any loans in process, and the allowance for possible loan losses. Fixed rate one- to four-family mortgages that were originated with the intent to sell in the secondary mortgage market or those loans which have been identified as assets which may be sold prior to maturity or for which there is not a positive intent to hold to maturity, based on foreseeable conditions, are classified as held-for-sale and carried at the lower of cost or market value on an aggregate basis.

Allowance for Possible Loan Losses

The Bank adopted Statement of Financial Accounting Standards No. 114, "Accounting by Creditors for Impairment of a Loan" (OSFAS 114O), and Statement of Financial Accounting Standards No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclousres" (OSFAS 118O), effective January 1, 1995. Under these standards, a loan is considered impaired, based on current information and events, if it is probable that the Bank will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. The measurement of impaired loans is generally based on the present value of expected future cash flows discounted at the loan's historical effective interest rate, except that all collateral-dependent loans are measured for impairment based on the fair value of the collateral. Smaller balance, homogeneous loans, considered to be other consumer loans, are excluded from the Bank's individual impairment measurement assessment, as loans within this scope are collectively evaluated for impairment. Such loans are collectively evaluated for impairment using historical charge-off data, industry data and other trend analysis.

Factors which affect management's judgment in determining when a loan is impaired include the length of the loan's current delinquency and the historical number of times delinquent, the nature of the customer's industry focus, the customer's financial stability as documented by its financial records, and historical financial facts and estimates observed as part of the Bank's relationship with the customer. However, another factor which may affect management's judgment in determining impairment is a continuing insignificant delay or shortfall in the amount of payments by the customer. Management considers an insignificant delay in payment to be a delay of thirty days or less, and considers an insignificant shortfall in payment amount of less than 10% of the required payment amount. However, an insignificant delay or shortfall in the amount of payment is not an event that, when considered in isolation, would automatically cause a loan to be considered impaired.

A loan continues to be classified as impaired until it is brought fully current and the collection of scheduled interest and principal is considered probable. Management reviews all loans classified as loss, doubtful, substandard and other assets especially mentioned ("OAEM") to determine impairment. Other risk categories used to identify impaired loans include non-accrual loans and chronically delinquent loans. Loans restructured prior to the Bank's adoption of SFAS 114 are not evaluated for impairment, as allowed by that Statement.

The adoption of SFAS 114 and SFAS 118 resulted in no additional provision for possible loan losses. Accordingly, there was no impact on the Bank's financial condition or results of operations.

The adequacy of the allowance for possible loan losses is periodically evaluated by the Bank in order to maintain the allowance at a level that is sufficient to absorb probable credit losses. Management's evaluation of the adequacy of the allowance is based on a review of the Bank's historical loss experience, known and inherent risks in the loan portfolio, including adverse circumstances that may affect the ability of the borrower to repay interest and/or principal, the estimated value of collateral, and an analysis of the levels and trends of delinquencies, charge-offs, and the risk ratings of the various loan categories. Such factors as the level and trend of interest rates and the condition of the national and local economies are also considered.

The allowance for possible loan losses is established through charges to earnings in the form of a provision for possible loan losses. Increases and decreases in the required allowance, based on management's periodic evaluation of various risk factors and due to changes in the measurement of impaired loans, are included in the provision for possible loan losses.

When a loan or portion of a loan, including impaired loans, is determined to be uncollectible, the portion deemed uncollectible is charged against the allowance and subsequent recoveries, if any, are credited to the allowance.

Income Recognition on Accruing, Impaired and Non-Accrual Loans

Interest on loans is credited to income as earned based on outstanding principal balances. Nonrefundable loan origination fees and certain direct loan origination costs are deferred and the net amounts are amortized over the contractual life of the related loans using the level-yield method. Loans, including impaired loans, are generally classified as non-accrual if they are past due as to maturity or payment of principal or interest for a period of 90 days or more, unless such loans are well-collateralized and in the process of collection. If a loan or a portion of a loan is

Mechanics Savings Bank                32                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

classified as doubtful, the loan is classified as non-accrual and is considered impaired. Loans that are current or past due less than 90 days may also be classified as non-accrual and impaired if repayment in full of principal and/or interest is in doubt. Management generally considers non-accrual and impaired loans to be one and the same. Loans which are determined to be impaired but which are not yet past due greater than 90 days, are placed on non-accrual at management's discretion.

Loans may be returned to accrual status when all principal and interest amounts contractually due (including arrearages) have been brought current, and there is a sustained period of repayment performance (generally a minimum of six months) by the borrower in accordance with the contractual terms of interest and principal payment.

While a loan is classified as non-accrual and impaired and the future collectibility of the recorded loan balance is doubtful, collections of interest and principal are generally applied as a reduction to principal outstanding. When the recorded loan balance is expected to be collected, interest income may be recognized on a cash basis. In the case where a non-accrual or an impaired loan had been partially charged off, recognition of interest on a cash basis is limited to that which would have been recognized on the recorded loan balance at the contractual interest rate. Cash interest receipts in excess of that amount are recorded as recoveries to the allowance for possible loan losses until prior charge-offs have been fully recovered.

Bank Premises and Equipment

Bank premises and equipment are stated at cost less accumulated depreciation, computed by the straight-line method over the estimated useful lives of the assets. Accumulated depreciation is reduced upon the sale of Bank premises and equipment and any resulting gain or loss is recorded as income or expense.

Effective January 1, 1996, the Bank implemented Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment Of Long-Lived Assets and for Long-Lived Assets to be Disposed of" (SFAS 121). SFAS 121 establishes accounting standards for the impairment of long-lived assets and certain identifiable intangibles to be held and used by an entity or disposed of. The implementation of the statement did not have any impact on the Bank's financial condition or results of operations.

Foreclosed Real Estate Owned

Foreclosed real estate owned consists principally of properties acquired through mortgage loan foreclosure proceedings. These properties are recorded at the lower of the carrying value of the related loans, including costs of foreclosure, or the estimated fair value of the real estate acquired.

Loan Sales

From time to time, the Bank sells residential mortgage loans in the secondary market and retains the servicing rights. The Bank implemented Statement of Financial Accounting Standards No. 122, "Accounting for Mortgage Servicing Rights" (SFAS 122) effective January 1, 1996. Therefore, the Bank recognizes an asset for rights to service mortgage loans for others, however those servicing rights are acquired. The Bank also assesses its capitalized mortgage servicing rights for impairment based on the fair value of those servicing rights. The implementation of this statement did not have a material effect on the Bank's financial condition or results of operations.

Effective January 1, 1997, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 125, "Accounting for Transfers and Serving of Financial Assets and Extinguishment of Liabiliites" (SFAS 125). SFAS 125 provides accounting and reporting standards for transfers and servicing of financial assets and extinguishing of liabilities occurring after December 31, 1996, on a prospective basis. The adoption of this standard did not have a material effect on the Bank's financial condition or its results of operations.

Income Taxes

The Bank and its subsidiaries file consolidated federal and state income tax returns. In accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS 109), the Bank uses the asset/liability method of accounting for income taxes. Deferred income taxes and tax benefits are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The Bank provides deferred taxes for the estimated future tax effects attributable to temporary differences and carryforwards when realization is more likely than not.

Earnings Per Share

Effective December 31, 1997, the Bank adopted the provisions of Statement of Financial Accounting Standards No. 128, "Earnings per Share" (SFAS 128). SFAS 128 establishes standards for computing and presenting earnings per share ("EPS"). It replaces the presentation of primary EPS with a presentation of basic EPS. It also requires dual presentation of basic and diluted EPS on the face of the income statement for all entities with complex capital structures. This statement was effective for financial statements issued for periods ending after December 15, 1997 and has been applied for all periods presented.

Mechanics Savings Bank                33                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Diluted earnings (loss) per share is computed based upon the weighted average number of shares of common stock and common stock equivalents (if dilutive) outstanding during the periods presented. Common stock equivalents consist of stock options granted on June 25, 1996 (the completion of the Conversion), February 18, 1997 and August 19, 1997. For EPS purposes, the common stock has been assumed to be outstanding for all periods presented. Unallocated shares held for the Employee Stock Option Plan ("ESOP") are not considered outstanding until such shares are committed to be allocated to the ESOP.

For the year ended December 31, 1997, the actual stock option exercise prices were used in the earnings per share calculation. For the year ending December 31, 1996, the option exercise price used in the earnings per share calculation was the closing price of $15.75 on December 31, 1996. For the year ending December 1995, the option exercise price used was equal to the initial public offering price of $10.00.

In October 1995, the FASB issued Statement of Financial Accounting Standards No. 123, "Accounting for Stock-based Compensation" (OSFAS 123O). SFAS 123 encourages, but does not require, the Bank to recognize compensation expense for grants of stock, stock options and other equity instruments to employees based on fair value accounting rules. That Statement also allows the Bank to account for stock-based compensation under Accounting Principles Board Opinion No. 25 (OAPB 25O), under which no compensation expense is recognized in certain circumstances. However, SFAS 123 requires the Bank to disclose pro forma net income and earnings per share using the fair value based method. SFAS 123 was required for years beginning after December 15, 1995. The Bank did not adopt the expense recognition provisions of SFAS 123 but rather elected to follow APB 25 upon the implementation of stock-based compensation programs.

Since the grant price of the options issued on June 25, 1996 was not determined until the April 23, 1997 stockholders' meeting, the Bank could not determine the fair value estimate of these shares and the subsequent pro forma effect on net income at December 31, 1996. Therefore, the earnings per share for the year ended December 31, 1996 under SFAS 123 was the same as that disclosed in the consolidated financial statements. The fair value estimate of these shares and the subsequent pro forma effect on net income and EPS for the year ended December 31, 1997 are contained herein.

Cash Equivalents

Cash equivalents include non-interest bearing amounts due from banks and short-term investments with original maturities of 90 days or less.

Reclassifications

Certain amounts in the 1996 and 1995 financial statements have been reclassified to conform with the current year's presentation. These reclassifications had no effect on earnings in 1996 or 1995. Dollars are presented in thousands, except for per share data, in the following footnotes.


2.   RESTRICTIONS ON CASH AND DUE FROM BANKS:

The Bank is required by the Federal Reserve Bank to maintain reserves against its respective transaction accounts and non-personal time deposits. At December 31, 1997, the Bank was required to have cash and liquid assets of approximately $6,304 to meet these requirements.

As a broker/dealer, MIS is required to maintain a minimum amount of net capital as defined by the National Association of Securities Dealers ("NASD"). MIS can maintain its capital requirements in the form of cash or marketable securities. At December 31,1997, MIS held $126 at a non-affiliated financial institution to meet this requirement.


3.   SHORT-TERM INVESTMENTS:

Short-term investments consisted of:

------------------------------------------------
                             December 31,
                         ------------------
                           1997      1996
                         -------   --------
Federal funds sold       $10,140    $  465
                         =======   ========
------------------------------------------------

Mechanics Savings Bank                34                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

4.   INVESTMENT SECURITIES:

The amortized cost amounts and market values of investment securities as of December 31, 1997 were as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                   AVAILABLE-FOR-SALE
                                                                 ------------------------------------------------------
                                                                                   GROSS         GROSS        ESTIMATED
                                                                 AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                                                    COST           GAINS         LOSSES          VALUE
                                                                 ---------      ----------     ----------     ---------
United States Government
 obligations (due in one year or less)                           $   2,996        $      1       $      -     $   2,997
Debt securities issued by foreign governments
 (due after one through five years)                                    350               -              -           350
Corporate debt securities
 (due in one year through five years)                                  999               3              -         1,002
Mortgage-backed securities (due in one year or less)                 1,788              14              -         1,802
Mortgage-backed securities (due after one year through
  five years)                                                        8,267              29              -         8,296
Mortgage-backed securities (due after five years through
  ten years)                                                        21,304             297              -        21,601
Mortgage-backed securities (due after ten years)                    94,788             705              7        95,486
Marketable equity securities                                             3              20              -            23
Mutual funds                                                        20,662              20             39        20,643
                                                                 ---------        --------       --------     ---------
                                                                 $ 151,157        $  1,089       $     46     $ 152,200
                                                                 =========        ========       ========     =========

                                                                                   HELD-TO-MATURITY
                                                                 ------------------------------------------------------
                                                                                   GROSS         GROSS        ESTIMATED
                                                                 AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                                                    COST           GAINS         LOSSES          VALUE
                                                                 ---------      ----------     ----------     ---------
United States Government
 obligations (due after one year through five years)             $   3,000       $       3      $       -     $   3,003
United States Government
 obligations (due after five years through ten years)                2,000               4              -         2,004
Mortgage-backed securities (due after ten years)                    70,199             989              9        71,179
                                                                 ---------       ---------      ---------     ---------
                                                                 $  75,199       $     996      $       9     $  76,186
                                                                 =========       =========      =========     =========
-----------------------------------------------------------------------------------------------------------------------

Mechanics Savings Bank                35                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The amortized cost amounts and market values of investment securities as of December 31, 1996 were as follows:

-----------------------------------------------------------------------------------------------------------------------
                                                                                   AVAILABLE-FOR-SALE
                                                                 ------------------------------------------------------
                                                                                   GROSS         GROSS        ESTIMATED
                                                                 AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                                                    COST           GAINS         LOSSES          VALUE
                                                                 ---------      ----------     ----------     ---------
United States Government
 obligations (due in one year or less)                           $  11,495        $      9       $      -     $  11,504
United States Government
 obligations (due after one year through five years)                 2,985               -              2         2,983
Debt securities issued by foreign governments
 (due after one year through five years)                               350               -              -           350
Mortgage-backed securities (due after one year through
  five years)                                                       18,402              37             48        18,391
Mortgage-backed securities (due after five years through
  ten years)                                                        22,936             191              -        23,127
Mortgage-backed securities (due after ten years)                    89,778             904              4        90,678
Marketable equity securities                                             3              12              -            15
Mutual funds                                                           329               -             21           308
                                                                 ---------        --------       --------     ---------
                                                                 $ 146,278        $  1,153       $     75     $ 147,356
                                                                 =========        ========       ========     =========

                                                                                   HELD-TO-MATURITY
                                                                 ------------------------------------------------------
                                                                                   GROSS         GROSS        ESTIMATED
                                                                 AMORTIZED      UNREALIZED     UNREALIZED       MARKET
                                                                    COST           GAINS         LOSSES          VALUE
                                                                 ---------      ----------     ----------     ---------
United States Government
 obligations (due after one year through five years)             $   5,820        $     30       $      -     $   5,850
Mortgage-backed securities (due after ten years)                    37,398             555             22        37,931
                                                                 ---------        --------       --------     ---------
                                                                 $  43,218        $    585       $     22     $  43,781
                                                                 =========        ========       ========     =========
-----------------------------------------------------------------------------------------------------------------------

Expected maturities of certain available-for-sale and held-to-maturity securities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

There were no derivative instruments (other than collateralized mortgage obligations, the majority of which are guaranteed by Federal National Mortgage Association and Federal Home Loan Mortgage Corporation), structured notes, inverse floating rate notes or interest or principal only strips in the Bank's investment securities portfolio at December 31, 1997 or 1996.

Proceeds from sales of mortgage-backed securities classified as available-for-sale in 1997 were $34,675, including gross realized gains of $301 and gross realized losses of $92. During 1996, proceeds from sales of mortgage-backed securities classified as available-for-sale were $33,819, including gross realized gains of $91 and gross realized losses of $230. There were no other sales of debt securities in 1997 or 1996. During 1996, proceeds from the sale of available-for-sale equity securities totaled $430,000, including gross realized gains of $61,000. During 1995 there were no sales of mortgage-backed securities.

At December 31, 1997, investment securities with a carrying amount of $3,688 were pledged as collateral for Treasury Tax and Loan accounts and public deposits and $890 were pledged as collateral for borrowings.

Mechanics Savings Bank                36                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

5.   LOANS:

The composition of the loan portfolio was as follows:

--------------------------------------------------------------------------
                                                         DECEMBER 31,
                                                  ------------------------
                                                     1997           1996
                                                  ---------      ---------
Real estate mortgages:
   One- to four-family                            $ 396,390      $ 341,372
   Multi-family                                      13,497         14,187
   Commercial                                        99,252         95,923
   Construction and land development                  3,602          6,173
Commercial and industrial                            33,699         26,072
Home equity lines of credit                           3,003          2,302
Other consumer loans                                 34,620         15,818
                                                  ---------      ---------
   Total loans, gross                               584,063        501,847
Deferred loan origination costs, net                  1,080            427
Allowance for possible loan losses                  (14,031)        (7,983)
                                                  ---------      ---------
   Total loans, net                               $ 571,112      $ 494,291
                                                  =========      =========
--------------------------------------------------------------------------

Changes in the allowance for possible loan losses were as follows:

--------------------------------------------------------------------------
                                            1997        1996        1995
                                          --------    --------    --------
Balance at beginning of year              $  7,983    $ 11,597    $  7,108
Provision for possible loan losses           9,100       6,400      12,850
Loan charge-offs                            (4,012)    (10,444)     (9,105)
Loan recoveries                                960         430         744
                                          --------    --------    --------
Balance at end of year                    $ 14,031    $  7,983    $ 11,597
                                          ========    ========    ========
--------------------------------------------------------------------------

Mechanics Savings Bank                37                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes the Bank's impaired loans.

-----------------------------------------------------------------------------------------------------------
                                                 MEASURED BY             MEASURED BY
                                             THE PRESENT VALUE         THE FAIR VALUE
                                                 OF EXPECTED               OF THE
                                                 CASH FLOWS              COLLATERAL               TOTAL
                                             -----------------        ----------------       --------------
At December 31, 1997
Commercial loans and mortgages                   $      183              $      927              $  1,110
Residential mortgages and other
  loans measured collectively                             -                   1,720                 1,720
                                             -----------------        ----------------       --------------
  Total impaired loans                           $      183              $    2,647              $  2,830
                                             =================        ================       ==============

At December 31, 1996
Commercial loans and mortgages                   $    1,111              $    3,313              $  4,424
Residential mortgages and other
  loans measured collectively                             -                   3,432                 3,432
                                             -----------------        ----------------       --------------
  Total impaired loans                           $    1,111              $    6,745              $  7,856
                                             =================        ================       ==============
-----------------------------------------------------------------------------------------------------------

Impaired loans with no valuation allowance because the loans' fair value exceeds their carrying value totaled $2,518 at December 31, 1997 and $6,580 at December 31, 1996. Impaired loans with a corresponding valuation allowance totaled $312 at December 31, 1997 and $1,276 at December 31, 1996. The valuation allowance allocated to impaired loans was $53 at December 31, 1997 and $360 at December 31, 1996.

The average recorded investment in impaired loans was approximately $5,983 and $11,405 for the years ended December 31, 1997 and 1996, respectively. During 1997, the Bank recognized $14 of interest on impaired loans (during the portion of the year that they were impaired), all of which related to impaired loans for which interest income is recognized on the cash basis.

In 1996, the Bank recognized $8 of interest on impaired loans (during the portion of the year that they were impaired), all of which related to impaired loans for which interest income is recognized on the cash basis.

As part of the Bank's loan workout efforts, the Bank periodically entered into troubled debt restructurings. These restructurings usually encompass the splitting of the loan note into two or more notes which contain varying interest rate and repayment terms. The Bank had troubled debt restructurings of $1,160, $4,651 and $14,247 at December 31, 1997, 1996 and 1995, respectively. As of December 31, 1997, 100% of loans reported as restructured possess interest rates equal to or greater than the rates in place at the time of restructuring.

The reductions in interest income associated with restructured loans were as follows:

-----------------------------------------------------------------------------------------
                                                         1997         1996         1995
                                                       --------     --------     --------
Income in accordance with original terms               $    107     $    373     $  1,085
Income recognized                                           107          370        1,059
                                                       --------     --------     --------
Reduction in interest income                           $      -     $      3     $     26
                                                       ========     ========     ========
-----------------------------------------------------------------------------------------

There were no outstanding commitments to lend additional funds to any debtor who is a party to a restructuring as of December 31, 1997.

Mechanics Savings Bank                38                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

6. NON-PERFORMING ASSETS:

The components of non-performing assets were as follows:

-----------------------------------------------------------------------------------------------------
                                                                     December 31,
                                                  ---------------------------------------------------
                                                       1997                                 1996
                                                  --------------                     ----------------
Non-accrual loans                                      $2,830                             $7,856
Accruing loans past due 90 days or more                     -                                  -
                                                  --------------                     ----------------
 Total non-performing loans                             2,830                              7,856
Foreclosed real estate owned                            1,204                                679
                                                  --------------                     ----------------
 Total non-performing assets                           $4,034                             $8,535
                                                  ==============                     ================
-----------------------------------------------------------------------------------------------------

Non-accrual loans are defined as loans past due ninety days or more, loans which management believes will not be repaid in full, and loans which are ninety days or more past contractual maturity.

The Bank completed its previously announced Accelerated Asset Disposition Plan ("ADP") on July 17, 1996 disposing of $18.13 million in problem assets. As part of the ADP, the Bank added $3.60 million in additional loan loss provisions and had additional write-downs of $2.65 million on foreclosed real estate owned during the second quarter of 1996.

The reductions in interest income associated with non-accrual loans were as follows:

----------------------------------------------------------------------------------------
                                                           Years ended December 31,
                                                      ----------------------------------
                                                         1997        1996        1995
                                                      ----------  ----------  ----------
Income in accordance with original terms               $  217       $  517      $1,229
Income recognized                                          14            8           -
                                                      ----------  ----------  ----------
Reduction in interest income                           $  203       $  509      $1,229
                                                      ==========  ==========  ==========
----------------------------------------------------------------------------------------

The components of foreclosed real estate owned expenses (including subsidiaries holding foreclosed properties) were as follows:

----------------------------------------------------------------------------------------
                                                            Years ended December 31,
                                                      ----------------------------------
                                                         1997        1996        1995
                                                      ----------  ----------  ----------
Expenses of holding and operating
  foreclosed real estate owned                         $  425      $  600       $1,167
Net losses on sale of foreclosed real estate owned         67          48          238
Write-downs                                                54       3,444        2,023
                                                      ----------  ----------  ----------
  Total foreclosed real estate owned expense           $  546      $4,092       $3,428
                                                      ==========  ==========  ==========
----------------------------------------------------------------------------------------

Changes in the foreclosed real estate owned valuation reserve were as follows:

----------------------------------------------------------------------------------------
                                                             Years ended December 31,
                                                      ----------------------------------
                                                         1997        1996        1995
                                                      ----------  ----------  ----------
Valuation reserve at beginning of year                 $    -       $    -      $    -
Write-downs and net losses on sale                        121        3,492       2,261
Provision                                                 121        3,492       2,261
                                                      ----------  ----------  ----------
Valuation reserve at end of year                       $    -       $    -      $    -
                                                      ==========  ==========  ==========
----------------------------------------------------------------------------------------

Mechanics Savings Bank                 39                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

7. BANK PREMISES AND EQUIPMENT:

Cost and accumulated depreciation and amortization of the various categories of Bank premises and equipment were as follows:

----------------------------------------------------------------------------------------------------------------------
                                                    December 31, 1997                     December 31, 1996
                                              ---------------------------------     ----------------------------------
                                                                 Accumulated                          Accumulated
                                                               Depreciation and                     Depreciation and
                                                   Cost          Amortization           Cost          Amortization
                                              ------------   ------------------     ------------   -------------------
Bank premises and land                           $  1,976            $1,172            $ 1,974          $  1,101
Leasehold improvements                              5,272             2,900              5,137             2,629
Furniture and equipment                             5,929             4,282              5,827             3,695
                                               ----------        ----------         ----------         ---------
                                                 $ 13,177            $8,354            $12,938          $  7,425
                                               ==========        ==========         ==========         ==========
----------------------------------------------------------------------------------------------------------------------

The Bank, through its wholly-owned subsidiary, Eighty Pearl Street Corp. (the "Corporation"), has a 50% interest in the Pearl Street Associates Limited Partnership (the "Partnership") which owns the building that houses the Bank's headquarters. The Bank's investment in the Partnership is accounted for under the equity method of accounting. During 1997 and 1996, the Bank received dividend distributions from the Partnership of $1,375 and $1,000, respectively.

In 1995, management recognized a $6,697 write-down of its equity interest in the Partnership. This write-down was based upon a determination by the Bank that the impairment of value to the Partnership's assets was other than temporary. This determination was made after a financial review of the discounted cash flow projections from the headquarters building, which in turn was based on certain assumptions regarding future occupancy levels, inflation, capital improvements, tenant buildout, lease rollover rates and building operating costs.

8. DEPOSITS:

------------------------------------------------------------------------------------------------
                                                                     December 31,
                                               -------------------------------------------------
                                                     1997                                1996
                                               --------------                        -----------
Savings:
 Regular                                         $107,146                             $115,208
 Other                                                161                                  141

Certificates of deposit                           398,433                              374,738

Money Market:
 Checking                                          36,361                               37,312
 Savings                                           53,609                               59,511
                                               ----------                            ---------
     Total savings and time deposits              595,710                              586,910

Demand deposits                                    71,854                               68,133
                                               ----------                            ---------
 Total                                           $667,564                             $655,043
                                               ==========                            =========
------------------------------------------------------------------------------------------------

The Bank paid interest on deposits, escrow accounts, securities sold under agreements to repurchase and advances from the Federal Home Loan Bank of Boston ("FHLB") of $27,471, $23,525 and $21,986 for the years ended December 31, 1997,
1996 and 1995, respectively.

Mechanics Savings Bank                 40                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

9.   BORROWINGS:

Descriptions of the advances from the Federal Home Loan Bank of Boston and the repayment schedule were as follows:

--------------------------------------------------------------------------------
   Maturity Date   Interest Rate           December 31, 1997   December 31, 1996
----------------   -------------           -----------------   -----------------
October 6, 1997        4.72 %                $         -          $  11,000
January 6, 1998        5.59                       16,000                  -
March 1, 1999          6.35                        5,000                  -
July 1, 1999           6.15                       13,000                  -
August 25, 1999        6.00                        7,000                  -
October 20, 2000       6.21                       10,000                  -
October 20, 2000       6.24                       20,000                  -
November 30, 2000      6.61                        8,000                  -
December 15, 2001      5.95                       10,000                  -
November 7, 2002       5.71                       30,000                  -
November 3, 2004       5.80 %                     10,000                  -
                                           -----------------   -----------------
                                             $   129,000          $  11,000
                                           =================   =================
--------------------------------------------------------------------------------

The Bank has access to a pre-approved line of credit up to approximately $15,000 and the capacity to borrow up to 30% of the Bank's total assets. In accordance with an agreement with the Federal Home Loan Bank of Boston, the Bank is required to maintain qualified collateral, as defined in the FHLB Statement of Credit Policy, free and clear of liens, pledges and encumbrances as collateral for the advances.

In addition, the ESOP borrowed $1,200 to purchase shares of the Bank's stock for the ESOP in conjunction with the Conversion. This borrowing had an outstanding balance of $720 at December 31, 1997 and $960 at December 31, 1996. The loan's final principal payment is due on December 31, 2000. The loan carries an interest rate equal to the prime rate. The Bank has fully guaranteed this borrowing.

Mechanics Savings Bank                24                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. INVESTMENT BROKERAGE SERVICES:

The Bank offers investment products and services to its customers through its wholly-owned subsidiary, MIS. The program, which began in 1986, has evolved from its original emphasis on transactional business to its current focus on relationship business including asset allocation accounts with wrap fees. In 1996, the Bank hired additional staff and formed the subsidiary, MIS, with the intent of becoming its own broker/dealer in 1997. On July 2, 1997, MIS became licensed as a broker/dealer and registered investment advisor. MIS is regulated by the NASD and is a member of the Security Investors Protection Corporation (:"SIPC"). MIS offers a wide variety of investments products, including mutual funds, stock and bonds as well as investment advisory services. MIS also offers fixed and variable annuity products and is licensed as an insurance agency in the State of Connecticut. MIS earns its commissions by selling investment products and by providing investment advisory services to its customers. Commissions, salaries and benefits expense related to this service approximated $1,994, $1,113, and $907 in 1997, 1996 and 1995, respectively.

11. EMPLOYEE BENEFITS:

On November 1, 1990, the Bank instituted a defined contribution pension plan including all employees who have completed one year of service, have attained age 21, and have worked a minimum of 1,000 hours during the plan year. The Bank makes annual contributions based on a percentage of the total payroll for eligible employees. Pension expense related to the plan for the years ended December 31, 1997, 1996 and 1995 was $480, $110 and $396, respectively.

Effective January 1, 1987, the Bank adopted the Mechanics Savings Bank 401(k) Plan. The Bank is also the trustee for the 401(k) Plan. Employees of the Bank who have attained age 21, completed one year of service and worked a minimum of 1,000 hours during the plan year are eligible for the 401(k) Plan. Each employee who elects to participate in the 401(k) Plan authorizes a payroll deduction of an amount not less than 2% or greater than 15%, in increments of 1% of compensation (as defined), for contribution to his or her account in the 401(k) Plan. The employer's matching contribution of each participant's contribution up to 5% of the participant's compensation was 25% in 1997, -0-% in 1996 and 25% in 1995.

The Bank's contribution to the 401(k) Plan was $73, $-0-, and $58 for the years ended December 31, 1997, 1996 and 1995, respectively. As directed by each individual participant, the 401(k) Plan's investments are in a certificate of deposit held at the Bank, Mechanics Savings Bank common stock and several mutual funds.

On December 14, 1987 the Bank adopted a non-qualified Long Term Deferred Incentive Plan ("LTDIP") for its executive officers. The LTDIP, as amended, awards a bonus to executive officers based upon a formula approved by the Board of Directors. Amounts are awarded after the end of each fiscal year. Awards under the LTDIP recorded as compensation expense were $151, $78, and $-0- in 1997, 1996, and 1995, respectively. Such awards vest 20% per additional year of service subsequent to the year with respect to which the award is granted. If a participant dies while serving as an executive of the Bank, the amount payable to the participant's beneficiary is the amount equal to the participant's projected retirement benefit (as defined in the LTDIP) if the Bank has acquired and continues to maintain a corporate life insurance policy on the life of the participant at the time of death (see below).

Effective July 1, 1997, the Bank adopted an Outside Director Deferred Compensation Plan ("DDCP"). The DDCP allows a director to defer the receipt of all or a specified amount or percentage of director and retainer fees, and have earnings accrue on such amounts at the prime rate or at a rate equivalent to the appreciation in the Bank's stock price over the period of time for which the fees are in the DDCP. All amounts in the DDCP are fully vested and nonforfeitable at all times. If a participant dies while serving as an outside director of the Bank, the amount payable to the participant's beneficiary is the amount equal to the participant's projected retirement benefit (as defined in the DDCP) if the Bank has acquired and continues to maintain a corporate life insurance policy on the life of the participant at the time of death (see below).

During 1997, the Bank invested $15.7 million in universal cash surrender value life insurance. Twenty polices were acquired on the lives of seven executive officers and six directors and are designed to recover the costs of the Bank's LTDIP and DDCP. The policy death benefit also indemnifies the Bank against the death benefit provision of these benefit plans. The policies were paid with a single premium and have a combined death benefit of $41.3 million. Policy cash values earn interest at a current rate of 6% and policy mortality costs are charged against the cash value monthly. There are no loads or surrender charges associated with the policies.

As part of the Conversion from a mutual to a capital stock savings bank, the Board of Directors adopted a leveraged ESOP. The ESOP purchased 120,000 shares of stock issued as part of the Conversion. The ESOP is subject to the eligibility, funding, participation, fiduciary, reporting and disclosure requirements of ERISA. Under existing circumstances all Bank employees are eligible to participate in the ESOP once they have attained age 21 and completed one year of service (which requires employment for 1,000 or more hours in a period of twelve consecutive months, including pre-Conversion service). The stock will be allocated to the accounts of the Bank's employees participating

Mechanics Savings Bank                 42                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

in the ESOP over five years. At both December 31, 1997 and December 31, 1996, 24,000 shares were allocated to employees in connection with the ESOP. The Bank recognized expense of $498 and $337 during 1997 and 1996, respectively, relating to the ESOP. The expenses were calculated based on the average closing stock price for the years ended December 31, 1997 and December 31, 1996.

During 1996, the Board of Directors of the Bank adopted the 1996 Officer Stock Option Plan (the "Officer Option PlanO) and a separate 1996 Director Stock Option Plan (the "Director Option PlanO) which is similar in many respects to the Officer Option Plan. Both plans were approved by the stockholders of the Bank at the first annual meeting of stockholders which was held on April 23, 1997. At December 31,1996, no options could be exercised since it was prior to approval of the option plans by the stockholders.

Because the Director Option Plan contains many of the same provisions as the Officer Option Plan, the following description of the Officer Option Plan is applicable to the Director Option Plan, except as otherwise indicated.

The number of shares of authorized but unissued stock to be reserved under the Officer Option Plan and the Director Option Plan is 423,200 and 105,800 respectively. The option exercise price will not be less than the greater of par value or the "fair market value" of the Bank's Stock (as defined) on the date of grant. The maximum option term will be 10 years from the date of grant. However, upon the occurrence of various changes in capitalization, including a change in control of the Bank, and unless otherwise provided for in such transaction, all options outstanding shall fully vest. The options are exercisable over a ten-year period, and generally vest over four to five years.

Had compensation cost for the Bank's stock-based compensation plans been determined based on the fair value at the grant dates as calculated in accordance with SFAS 123, the Bank's net income and basic and diluted EPS for the year ended December 31, 1997 would have been reduced to the pro forma amounts indicated below.

--------------------------------------------------
                             1997
               -----------------------------------
                 Net        Basic      Diluted
                Income       EPS         EPS
               --------    -------    --------
As reported    $ 13,076    $   2.52   $   2.49
Pro forma      $ 12,761    $   2.52   $   2.43
--------------------------------------------------

At December 31, 1996, the Bank could not determine the fair value estimate of these shares and the subsequent pro forma effect on net income since the grant price of the options issued was not determined until the April 23, 1997 stockholders' meeting. Therefore, net income and EPS for the year ended December 31, 1996 under SFAS 123 were the same as that disclosed in the consolidated financial statements.

The fair value of each stock option is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: an expected option term of 5 years, expected volatility of 25%, dividend yield of 2.5% and a risk-free interest rate of 6.2% for the year ended December 31, 1997.

A summary of the status of the Bank's stock option plans as of December 31, 1997 and 1996 and the changes during the year ending on those dates is presented below.

-------------------------------------------------------------------------------
                              FOR THE YEAR    AVERAGE   FOR THE YEAR  AVERAGE
                                 ENDED       PRICE PER      ENDED     PRICE PER
                                 1997          SHARE        1996        SHARE
                              ------------  ----------  ------------  ---------
Balance at January 1,            265,000     $  17.50            -   $    -
Granted                           81,666        17.89      265,000    17.50
Exercised                         (3,266)       17.50            -        -
Canceled                          (7,734)       17.50            -        -
Balance at year end              335,666     $  17.59      265,000   $17.50

Options exercisable
at year end                      132,134     $  17.55            -   $    -

Weighted average fair                                            -
 value per option granted       $   4.68
-------------------------------------------------------------------------------

As of December 31, 1997, there were 335,666 options outstanding. These options ranged in exercise price between $17.50 and $22.25 and had a weighted average remaining contractual life of 8.65 years. An additional 190,068 and 264,000 shares were available for future grants at December 31, 1997 and December 31, 1996, respectively.

Mechanics Savings Bank                 43                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12.  Earnings Per Share:

The following is a reconciliation of the denominators of the basic and diluted EPS computations.

--------------------------------------------------------------------------------
                                             FOR THE YEARS ENDED DECEMBER 31,
                                        ----------------------------------------
                                          1997           1996           1995
                                        -------        -------        --------
Basic EPS                               5,195,224      5,170,066      5,170,000
Effect of dilutive stock options           47,197              -              -
                                        ---------      ---------      ---------
Diluted EPS                             5,242,421      5,170,066      5,170,000
                                        =========      =========      =========
--------------------------------------------------------------------------------

There were no adjustments to net income (loss) and no antidilutive stock options for the years ended December 31, 1997, 1996 and 1995.

13.  LEASES:

Rental expense for operating leases amounted to $1,710, $1,673 and $1,647 in 1997, 1996 and 1995, respectively. Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more consisted of the following at December 31, 1997:

--------------------------------------------------------------------------------
1998                                                           $    1,670
1999                                                                1,743
2000                                                                1,735
2001                                                                1,699
2002                                                                1,673
Thereafter                                                          1,463
                                                               ----------
                                                               $    9,983
                                                               ==========
--------------------------------------------------------------------------------

Renewal options are available for periods ranging from one to twenty years.

14.  Income Taxes:

The components of income tax expense (benefit) for the years ended December 31, 1997, 1996 and 1995 were as follows:

--------------------------------------------------------------------------------
                                               1997       1996       1995
                                             --------   --------   --------
Current:
 Federal                                     $  1,437   $  (316)   $      -
 State                                            165        50          40
                                             --------   -------    --------
 Total current                                  1,602      (266)         40
                                             --------   -------    --------

Deferred:
 Federal                                          919       175      (4,374)
 State                                           (667)      317         136
 Valuation allowance                           (9,662)     (492)      5,738
                                             --------   -------    --------
 Total deferred                                (9,410)        -       1,500
                                             --------   -------    --------
                                             $ (7,808)  $  (266)   $  1,540
                                             ========   =======    ========
--------------------------------------------------------------------------------

Mechanics Savings Bank                44                      1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following is a reconciliation of the expected federal income tax expense (benefit) to the actual income tax expense (benefit) for the years ended December 31.

----------------------------------------------------------------------------------------------------------------
                                                                    1997        1996        1995
                                                                 ---------   ---------    ---------
Income tax expense (benefit)
     at statutory rate of 34%                                    $  1,791      $  298     $(4,331)
Increase (decrease) resulting from:
   Connecticut corporation tax, net of federal
     tax benefit                                                     (331)         33          40
   Dividends received deduction                                        (4)         (4)        (20)
   Change in deferred tax valuation allowance                      (9,662)       (492)      5,738
   Amendment of prior years' tax returns                              501           -           -
   Other items, net                                                  (103)       (101)        113
                                                                 --------      ------     -------
Income tax expense (benefit)                                     $ (7,808)     $ (266)    $ 1,540
                                                                 ========      ======     =======
----------------------------------------------------------------------------------------------------------------

The significant components of the BankOs net deferred tax assets (tax effected) at December 31, 1997 and 1996 were as follows:

----------------------------------------------------------------------------------------------------------------
                                                           FEDERAL    STATE      FEDERAL   STATE
                                                         ---------   -------    -------- --------
Deferred tax assets:
   Allowance for possible loan losses                   $ 4,852      $ 1,281   $ 2,714    $   838
   Net operating loss carryforwards                       1,493        1,676     5,158      1,502
   Alternative minimum tax credits                        1,256            -       570          -
   Deferred compensation                                    359           95       129         40
   Charitable contributions                                   -            -       123         38
   Investments in real estate                               105           28       143         44
   Securities mark to market                                233           62       340        105
   Accrued and other items                                  176           45       157         49
                                                        -------      -------   -------    -------
     Total deferred tax assets                            8,474        3,187     9,334      2,616
                                                        -------      -------   -------    -------
Deferred tax liabilities:
   State taxes                                              994            -       768          -
   Securities mark to market                                189           99         -          -
   Depreciation                                              57           15       345        106
   Bad debt recapture                                       426          112       532        164
   Deferred mortgage fees                                   367           97       147         45
   Other                                                    145           38       138         43
                                                        -------      -------   -------    -------
     Total deferred tax liabilities                       2,178          361     1,930        358
                                                        -------      -------   -------    -------
Net deferred tax assets before valuation allowance        6,296        2,826     7,404      2,258
Valuation allowance                                           -            -     7,404      2,258
                                                        -------      -------   -------    -------
      Net deferred tax assets                           $ 6,296      $ 2,826   $     -    $     -
                                                        =======      =======   =======    =======
----------------------------------------------------------------------------------------------------------------

The Bank only recognizes a deferred tax asset when, based upon available evidence, realization is more likely than not. Accordingly, at December 31, 1997 the Bank has recorded no valuation allowance against its deferred tax assets based on sufficient expected taxable income in future years.

At December 31, 1996 and 1995, the Bank had fully reserved net deferred tax assets of $9,662 and $10,154, respectively. Management concluded a 100% valuation against the net deferred tax asset was deemed necessary, as the recency of operating losses, caused primarily by credit costs, more than

Mechanics Savings Bank                45                      1997 Annual Report

Notes to Consolidated Financial Statements

offset the impact of improved earnings and lower non-performing assets in the last six months of 1996. In the second quarter of 1997, the Bank recorded a deferred tax benefit of $10.33 million primarily attributable to the reversal of its valuation allowance on its net deferred tax assets. Based on three consecutive prior quarters of income and projections for the second half of 1997 and 1998 that indicated continued profitability, the Bank determined that it was more likely than not that it would realize its net deferred tax assets. The Bank reviews the net deferred tax asset and its valuation allowance on a quarterly basis.

The allocation of deferred tax expense (benefit) involving items charged to current year income and items charged directly to capital for the years ended December 31, are as follows:

------------------------------------------------------------------------------------------------------------
                                                                  1997                  1996
                                                       ----------------------   -------------------
                                                          FEDERAL      STATE     FEDERAL     STATE
                                                       ------------ ---------   --------- ---------
Deferred tax expense allocated to capital              $    189     $     99    $   -     $    -
Deferred tax benefit allocated to income                 (6,485)      (2,925)       -          -
                                                       --------     --------    -----     ------
Total deferred tax benefit                             $ (6,296)    $ (2,826)   $   -     $    -
                                                       ========     ========    =====     ======
------------------------------------------------------------------------------------------------------------

Pursuant to the Small Business Job Protection Act of 1996, the Bank has changed its method of accounting with respect to its tax bad debt reserves. The change resulted in taxable income of approximately $1,880 which will be recognized ratably over a six year period. A deferred tax liability has been established for the unrecognized portion.

The Bank has not provided deferred taxes for the tax reserve for bad debts of approximately $9,050 that arose in tax years beginning before 1988 because it expected that the requirements of Section 593, as amended by the Small Business Protection Act of 1996, will be met in the foreseeable future.

The Bank has federal and state net operating loss carryforwards for tax return purposes as follows:

----------------------------------------------         ----------------------------------------------
                    Year           year of                               year             of
  Federal         Generated      Expiration                State       Generated        Expiration
------------    ------------   ---------------         ------------  -------------   ----------------
   $ 4,630          1996           2011                 $ 13,297         1995             2000
============
                                                           5,357         1996             2001
                                                       -----------
                                                        $ 18,654
                                                       ===========
----------------------------------------------         ----------------------------------------------

The net operating loss carryforwards reflect the utilization of approximately $10,540 and $10,103 of federal and state net operating losses, respectively, for the year ended December 31, 1997. State net operating loss carryforwards were increased by approximately $16,558 due to amendment of prior year income tax returns. The amendments had no impact on federal net operating loss carryforwards.

Mechanics Savings Bank                46                       1997 Annual Rock

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. COMMITMENTS AND CONTINGENCIES:

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These instruments expose the Bank to credit risk in excess of the amount recognized in the Statement of Condition.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for commitments to extend credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments. Total credit exposure related to these items is summarized below.

-------------------------------------------------------------------------------------
                                                                  Contract Amount
                                                              -----------------------
                                                                 1997         1996
                                                              ----------  -----------
Loan commitments:
      Mortgage and equity loan commitments                      $11,733      $17,586
      Unadvanced portion of construction loans                    1,284          546
      Unadvanced portion of:
           Commercial lines of credit                            17,483       15,508
           Home equity lines of credit                            3,754        2,196
           Overdraft protection                                     325          326
           Standby letters of credit                                742          665
                                                              ----------  -----------
                                                                $35,321      $36,827
                                                              ==========  ===========
-------------------------------------------------------------------------------------

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The Bank evaluates each customer's credit worthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counter party. Collateral held is primarily residential property. Interest rates on home equity lines of credit are variable for a term of 10 years. All other commitments are a combination of fixed and variable rates with maturities of one year or more.

Commitments to sell to investors are contracts for delayed delivery of first mortgage loans in which the Bank agrees to make delivery at a specified future date at a specified price or yield. The Bank controls the risk of nonperformance of investors by periodically monitoring the investors' financial condition. The Bank controls the interest rate risk of commitments to extend credit to mortgagors by receiving purchase commitments at yields which fluctuate with interest rates. As of December 31, 1997 and 1996, the Bank had $914 and -$0- in commitments to sell to investors, respectively.

The Bank and its subsidiaries are defendants in proceedings arising out of, and incidental to, activities conducted in the normal course of business. In the opinion of management, resolution of these matters will not have a material effect on the Bank's financial condition, results of operations or cash flows.


16. RECENT ACCOUNTING PRONOUNCEMENTS:

In June 1997, the FASB issued two pronouncements, Statement of Financial Accounting Standards No. 130, "Reporting Comprehensive Income" ("SFAS No.
130"), and No. 131, "Disclosures about Segments of an Enterprise and Related Information" ("SFAS No. 131"). SFAS No. 130 establishes standards for reporting and display of comprehensive income, which is defined as the change in net equity of a business enterprise during a period from nonowner sources. SFAS No. 130 is effective for years beginning after December 15, 1997 and requires reclassification of financial statements for all prior years presented. The adoption of SFAS No. 130 is expected to impact the presentation of financial information only. SFAS No. 131 requires public companies to report financial and descriptive information about operating segments in annual financial statements and requires selected information about operating segments to be reported in interim financial reports issued to shareholders. Operating segment financial information is required to be reported on the basis that it is used internally for evaluating segment performance and allocation of resources. SFAS No. 131 is effective for financial statements for periods beginning after December 15, 1997 and requires presentation of comparative information for prior periods presented. The adoption of SFAS No. 131 is expected to impact the way the Bank reports information about its operating segments but specific determination has not yet been made as to how this will be implemented.

Mechanics Savings Bank                 51                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

17. REGULATORY MATTERS:

The Bank is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional and discretionary actions by the regulators that, if undertaken, could have a direct material effect on the Bank's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Bank must meet specific guidelines that involve quantitative measures of the Bank's assets, liabilities, and certain off-balance-sheet items as calculated under regulatory accounting practices. The Bank's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings, and other factors.

Quantitative measures established by regulation to ensure capital adequacy require the Bank to maintain minimum amounts and ratios (set forth in the table below) of Tier 1 capital (as defined) to average assets (as defined) and total and Tier 1 capital (as defined) to risk-weighted assets (as defined). As of December 31, 1997, the Bank meets all capital adequacy requirements to which it is subject.

At December 31, 1997, the Bank was classified, as of its most recent notification, as "well capitalized". At December 31,1996, the Bank was classified as"adequately capitalized". Although the Bank's capital ratios were substantial enough to qualify as "well capitalized" at December 31, 1996, the FDIC, through prompt corrective action provisions, had the ability to, and did reduce the Bank's capital category by one level. No such action was taken in 1997.

The Bank's capital position is outlined below.

----------------------------------------------------------------------------------------------------------------------------------
                                                                                                      FOR CAPITAL
                                        ACTUAL                                                     ADEQUACY PURPOSES
                            -------------------                                  -------------------------------------------------
                             AMOUNT     RATIO                                     AMOUNT                                    RATIO
                            --------   --------                                  --------                                  -------
As of December 31, 1997
  Tier one leverage           $84,027    9.74%   (greater than or equal to)      $34,512     (greater than or equal to)    4.00%
  Tier one risk-based         $84,027   16.49%   (greater than or equal to)      $20,381     (greater than or equal to)    4.00%
  Total risk-based            $90,491   17.76%   (greater than or equal to)      $40,762     (greater than or equal to)    8.00%

As of December 31, 1996
  Tier one leverage           $74,509   10.20%   (greater than or equal to)      $29,228     (greater than or equal to)    4.00%
  Tier one risk-based         $74,509   18.28%   (greater than or equal to)      $16,306     (greater than or equal to)    4.00%
  Total risk-based            $79,640   19.54%   (greater than or equal to)      $32,613     (greater than or equal to)    8.00%

                                                                                          To Be Well Capitalized
                                                                                          Under Prompt Corrective
                                                                                             Action Provisions
                                                                           -------------------------------------------------------
                                                                             Amount                                        Ratio
                                                                           ----------                                    ---------
As of December 31, 1997
  Tier one leverage                             (greater than or equal to)   $43,140         (greater than or equal to)    5.00%
  Tier one risk-based                           (greater than or equal to)   $25,477         (greater than or equal to)    5.00%
  Total risk-based                              (greater than or equal to)   $50,953         (greater than or equal to)   10.00%

As of December 31, 1996
  Tier one leverage                             (greater than or equal to)   $36,535         (greater than or equal to)    5.00%
  Tier one risk-based                           (greater than or equal to)   $20,383         (greater than or equal to)    5.00%
  Total risk-based                              (greater than or equal to)   $40,766         (greater than or equal to)   10.00%
----------------------------------------------------------------------------------------------------------------------------------

On a regular basis, the Bank is examined by both the Connecticut State Banking Department and the FDIC. In order to address concerns arising out of an examination conducted by the FDIC as of August 30, 1993, the Bank entered into a Cease and Desist Order (the "Order") issued by the FDIC. The Order was issued on February 22, 1994 pursuant to a Stipulation with the Bank in which the Connecticut State Banking Department concurred.

On December 27, 1996, the FDIC removed the Order and the Bank was operating under a Memorandum of Understanding ("MOU") as of December 31, 1996. On September 30, 1997, the FDIC and the State Department of Banking terminated the MOU. Therefore, at December 31, 1997, the Bank is not operating under any regulatory enforcement action.

The Federal Deposit Insurance Corporation Insurance Act ("FDICIA") was signed into law on December 19, 1991. Regulations implementing the prompt corrective action provisions of FDICIA became effective on December 19, 1992. In addition to the prompt corrective action requirements, FDICIA includes significant changes to the legal and regulatory environment for insured depository institutions, including reductions in insurance coverage for certain kinds of deposits, increased supervision by the federal regulatory agencies, increased reporting requirements for insured institutions, and new regulations concerning internal controls, accounting and operations.

On June 25, 1996, the Bank converted from mutual to stock ownership. At the time of the Conversion, the Bank established a liquidation account in an amount equal to the Bank's capital

Mechanics Savings Bank                 48                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

accounts at May 31, 1996 ($25,476). The liquidation account is being maintained for the benefit of those deposit account holders who qualified as eligible account holders at the time of the Conversion and who have continued to maintain their eligible deposit accounts with the Bank following the Conversion. The liquidation account, which totaled $18,884 at December 31, 1997 and $22,900 at December 31, 1996, is reduced annually by an amount proportionate to the decrease in eligible deposit accounts. In the event of the complete liquidation of the Bank, each eligible deposit account holder will be entitled to receive their proportionate interest in the liquidation account, after the payment of all creditor's claims, but before any distributions on the Bank's common stock.

Connecticut banking laws limit the amount of annual dividends that the Bank may pay to an amount which approximates the Bank's net income for the then current year, plus the Bank's net income for the prior two years. The Bank is also prohibited from paying a cash dividend or repurchasing any of its common stock if the effect thereof would reduce its capital accounts below minimum regulatory requirements or below the amount required to be maintained in the liquidation account.


18. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

Statement of Financial Accounting Standards No. 107, "Disclosures about Fair Value of Financial Instruments"("SFAS 107"), requires that the Bank disclose the estimated fair values for certain of its financial instruments. Financial instruments include items such as loans, deposits, securities, Federal Home Loan Bank advances and other items as defined in SFAS 107.

Fair value estimates are intended to represent estimates of the amounts at which a financial instrument could be exchanged between willing parties in a current transaction other than in a forced liquidation. However, in many instances current exchange prices are not available for certain of the Bank's financial instruments. Accordingly, the Bank uses other valuation techniques to estimate the fair values of its financial instruments such as discounted cash flow methodologies and other methods allowable under SFAS 107.

Fair value estimates are subjective in nature and are dependent on a number of significant assumptions based on management's judgment regarding future expected loss experience, current economic conditions, risk characteristics of various financial instruments and other factors. In addition, because SFAS 107 allows a wide range of valuation techniques, it may be difficult to compare the Bank's fair value information to independent markets or to other financial institutions' fair value information.

The Bank generally holds its earning assets to maturity and settles its liabilities at maturity. However, fair value estimates are made at a specific point in time and are based on relevant market information and information about the financial instrument. These estimates do not reflect any premium or discount that could result from offering for sale at one time the Bank's entire holdings of a particular instrument. Accordingly, as assumptions change, such as interest rates, fair value estimates change and these amounts could not necessarily be realized in an immediate sale. In addition, differences between carrying values under historical cost accounting and fair value estimates can be significant and, in particular, such differences arise in the loan portfolio, where the net carrying value represents management's estimate of ultimate recoverable amounts versus fair value estimates that represent a theoretical exchange value based on current market conditions.

SFAS 107 does not require disclosures about fair value information for items that do not meet the definition of a financial instrument or certain other financial instruments specifically excluded from its requirements. These items include core deposit intangibles and other customer relationships, premises and equipment, leases, income taxes, foreclosed properties, investments accounted for under the equity method of accounting and capital accounts. Furthermore, SFAS 107 does not attempt to value future income or business. These items are material and, accordingly, the fair value information presented does not purport to represent, nor should it be construed to represent the underlying "market" or franchise value of the Bank.

The methods and assumptions used to estimate the fair values of each class of financial instruments are as follows:

CASH AND DUE FROM BANKS, ACCRUED INTEREST RECEIVABLE, SHORT-TERM INVESTMENTS AND FEDERAL HOME LOAN BANK STOCK

These items are generally short-term in nature; accordingly, the carrying amounts are reasonable approximations of fair values.

AVAILABLE-FOR-SALE SECURITIES

Available-for-sale securities are carried at market value. Such values are generally based on quoted market prices.

HELD-TO-MATURITY SECURITIES

Fair values for held-to-maturity securities are based upon quoted market prices. For items in which no quoted market price exists, the carrying amount is a reasonable estimate of fair value.

Mechanics Savings Bank                 49                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

LOANS

For commercial loans whose interest rates adjust at time intervals greater than one year or are fixed, fair value is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities. For commercial loans whose interest rates adjust at time intervals of less than one year, the carrying amounts are a reasonable estimate of fair value.

For residential real estate mortgages and loans held-for-sale, the fair values are based upon quoted market prices for securities backed by similar loans, adjusted for differences in loan characteristics.

For unearned points, the carrying amounts are a reasonable estimate of fair value. For installment loans, fair value is estimated by discounting the expected future cash flows using the current rates at which similar loans would be made to borrowers with similar credit ratings and remaining maturities.

For non-accrual loans which are not collateral dependent, fair value is estimated by discounting the expected future cash flows using the interest rate at the time the loan went into non-accrual status. For non-accrual loans which are collateral dependent, the fair value of the collateral is obtained from independent appraisals.

CASH SURRENDER VALUE LIFE INSURANCE

Cash surrender value life insurance is carried at market value. Such value is calculated as the initial premium plus appreciation, less mortality costs.

DEPOSITS

The fair value of demand deposits, savings accounts and money market deposits is the amount payable on demand on the balance sheet date. The fair value of fixed-maturity certificates of deposit and individual retirement accounts is estimated by discounting the expected future cash flows using the rates currently offered for deposits of similar remaining maturities.

FEDERAL HOME LOAN BANK BORROWINGS

The fair value of these advances is estimated by discounting the expected future cash flows using the rates currently offered for advances with similar remaining maturities.

COMMITMENTS TO EXTEND CREDIT AND STANDBY LETTERS OF CREDIT

The fair value of commitments is estimated using the fees currently charged to enter into similar agreements, taking into account the remaining terms of the agreements and the present credit worthiness of the counter-parties or on the estimated cost to terminate them or to otherwise settle with the counter-parties.

The estimated fair values of the Bank's financial instruments at December 31, were as follows:

-----------------------------------------------------------------------------------------------------------
                                                                      1997                   1996
                                                             ----------------------- ----------------------
                                                               CARRYING   ESTIMATED   CARRYING   ESTIMATED
                                                                AMOUNT   FAIR VALUE    AMOUNT   FAIR VALUE
                                                             ---------- ------------ --------- ------------
Financial Assets:
 Cash and due from banks                                       $ 22,884    $ 22,884   $ 29,541    $ 29,541
 Short-term investments                                          10,140      10,140        465         465
 Available-for-sale securities                                  152,200     152,200    147,356     147,356
 Held-to-maturity securities                                     75,199      76,186     43,218      43,781
 Federal Home Loan Bank stock                                     6,450       6,450      4,289       4,289
 Loans, net                                                     571,112     596,378    494,291     501,040
 Loans held-for-sale                                              1,922       1,922         87          87
 Accrued interest receivable                                      4,347       4,347      4,468       4,468
 Cash surrender value life insurance                             16,053      16,053          -           -

Financial Liabilities:
 Deposits                                                       667,564     653,311    655,043     642,800
  Borrowings                                                    129,720     114,175     11,960      11,476
  Accrued interest payable                                          673         673         92          92

Other Unrecognized Financial Instruments
 Commitments to extend credit and standby letters of credit           -        (117)         -        (175)
-----------------------------------------------------------------------------------------------------------

Mechanics Savings Bank                 50                     1997 Annual Report

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

19. SELECTED QUARTERLY CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED):

The following table presents quarterly financial information of the Bank for 1997 and 1996.

----------------------------------------------------------------------------------------------------------------------------------
                                Fourth        Third      Second         First      Fourth        Third      Second        First
                                Quarter      Quarter     Quarter       Quarter     Quarter      Quarter     Quarter      Quarter
                                 1997         1997        1997          1997        1996         1996        1996         1996
                                --------    ----------  ----------   ----------  ----------   ----------  -----------   ----------
Interest and dividend income     $15,064       $14,507    $ 14,223      $13,521     $13,158      $12,557      $12,036      $11,826
Interest expense                   7,797         7,194       6,826        6,236       6,081        5,779        5,845        5,821
                                --------    ----------  ----------   ----------  ----------   ----------  -----------   ----------
Net interest income                7,267         7,313       7,397        7,285       7,077        6,778        6,191        6,005
Provision for possible
 loan losses                         300           600       6,500        1,700         645          655        4,925          175
                                --------    ----------  ----------   ----------  ----------   ----------  -----------   ----------
Net interest income after
  provision for possible
   loan losses                     6,967         6,713         897        5,585       6,432        6,123        1,266        5,830
Other income                       1,926         1,953       1,973        2,442       1,344        1,358        1,122        1,492
Write-downs and net losses
 (gains) on sale
  of foreclosed real
   estate owned                        1             -          70           50          (3)          95        2,825          575
Other expenses                     5,683         5,565       6,004        5,815       5,211        4,826        5,175        5,387
                                --------    ----------  ----------   ----------  ----------   ----------  -----------   ----------
Income (loss) before
 income taxes                      3,209         3,101      (3,204)       2,162       2,568        2,560       (5,612)       1,360
Income tax expense (benefit)       1,206         1,191     (10,328)         123        (316)           -            -           50
                                --------    ----------  ----------   ----------  ----------   ----------  -----------   ----------
Net income (loss)                $ 2,003       $ 1,910    $  7,124      $ 2,039     $ 2,884      $ 2,560      $(5,612)     $ 1,310
                                ========    ==========  ==========   ==========  ==========   ==========  ===========   ==========

Earnings per share and pro forma
earnings (loss) per share
  Basic                          $  0.39       $  0.37    $   1.37      $  0.39     $  0.56      $  0.50      $ (1.09)     $  0.25
  Diluted                        $  0.38       $  0.36    $   1.37      $  0.39     $  0.56      $  0.50      $ (1.09)     $  0.25
Weighted average outstanding
 shares and pro forma weighted
 average outstanding shares
  Basic                            5,198         5,195       5,194        5,194       5,170        5,170        5,170        5,170
  Diluted                          5,305         5,268       5,202        5,198       5,170        5,170        5,170        5,170
----------------------------------------------------------------------------------------------------------------------------------

Mechanics Savings Bank                 51                     1997 Annual Report

REPORT OF INDEPENDENT ACCOUNTANTS


TO THE BOARD OF DIRECTORS AND STOCKHOLDERS OF MECHANICS SAVINGS BANK:

We have audited the accompanying consolidated statements of condition of Mechanics Savings Bank and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Mechanics Savings Bank and subsidiaries as of December 31, 1997 and 1996, and the consolidated results of their operations and their cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.



/s/ COOPERS & LYBRAND L.L.P.


Hartford, Connecticut
January 20, 1998

Mechanics Savings Bank                52                      1997 Annual Report

STATEMENT OF MANAGEMENT'S RESPONSIBILITY


TO OUR STOCKHOLDERS:

The accompanying consolidated financial statements of Mechanics Savings Bank and subsidiaries have been prepared by management, which is responsible for the accuracy and reliability of the financial statements and other information in this Annual Report. The consolidated financial statements have been prepared in conformity with generally accepted accounting principles appropriate in the circumstances and, of necessity, include certain amounts that are based on management's best judgments and estimates.

Management is responsible for maintaining a system of internal control and has established a system of internal accounting control designed to provide reasonable assurance that transactions are recorded properly to permit preparation of financial statements, that transactions are executed in accordance with management's authorizations, and that assets are safeguarded from significant loss or unauthorized use. Management believes that during 1997, the system of internal control was adequate to accomplish these objectives.

The Audit Committee of the Board of Directors, composed of non-management directors, meets periodically with the independent external auditors, the internal auditors and management to discuss auditing, accounting control and financial reporting matters and to ensure that each is properly discharging its responsibilities. In addition, the Audit Committee annually recommends to the Board of Directors the selection of independent accountants.



/s/ Edgar C. Gerwig                     /s/ Thomas M. Wood


Edgar C. Gerwig                         Thomas M. Wood
Chairman, President and                 Executive Vice President
Chief Executive Officer                 and Treasurer

Mechanics Savings Bank                53                      1997 Annual Report

OFFICE LOCATIONS


HARTFORD

Main Office
100 Pearl Street
692-2880

Farmington Avenue
202 Farmington Avenue
692-2810

Park Street
Park Street at Lawrence
692-2812


WEST HARTFORD

Bishops Corner
722 North Main Street
692-2805

Elmwood
1126 New Britain Avenue
692-2809

West Hartford Center
124 LaSalle Road
692-2811

Avon
Nod Brook Mall
692-2923

Bloomfield
Copaco Shopping Center
692-2806

East Hartford
1491 Silver Lane
692-2808

Glastonbury
2450 Main Street
692-2970

Manchester
341 Broad Street
692-2959

New Britain
446 South Main Street
692-2930

Wethersfield
Wethersfield Shopping  Center
692-2910

Windsor
156 Broad Street
692-2914

Mechanics Savings Bank                54                      1997 Annual Report

DIRECTORS AND OFFICERS


DIRECTORS
--------------------------------------------------------------------------------
Richard H. Booth
Executive Vice President
Phoenix Home Life Mutual Insurance Company

David Freeman
Chairman and Chief Executive Officer
Loctite Corporation

Edgar C. Gerwig
Chairman, President and Chief Executive Officer

John J. Meehan
President and Chief Executive Officer
The Hartford Hospital

Kevin A. North
President
Talcott Corporation

Robert G. Rayve
Chairman, President and Chief Executive Officer
The Spencer Turbine Company

Alfred R. Rogers
President and Chief Executive Officer
Urban League of Greater Hartford

Donald K. Wilson, Jr.
Consultant
American Phoenix Corp. of Connecticut

Barbara Brown Zikmund
President
Hartford Seminary


OFFICERS
--------------------------------------------------------------------------------
Edgar C. Gerwig
Chairman, President and Chief Executive Officer

Thomas M. Wood
Executive Vice President and Treasurer

Richard W. Stout, Jr.
Executive Vice President

Reid W. Fraser
Senior Vice President

Eugene B. Marinelli
Senior Vice President

Mary D. Negro
Senior Vice President

Brian A. Orenstein
Senior Vice President and Controller

Gary J. Roman
Senior Vice President

Lael K. Noel
Corporate Secretary


Vice Presidents
Donald L. Clark
Luis M. Ferreira
Charles R. Glendon
Theodore R. Goodman
Brent B. Gottier
Janice H. Kelley
Marsha L. Keppler
Mary-Lynn Kinney
Teresa E. Knox
Mark A. Kucia
Mark P. Labbe
Dean Marchessault
Mary G. Murphy
Judith I. Nokes
Ralph K. Ovalle
Kathleen P. Sullivan
Padma Vatti
William J. Wallace
Gregory A. White
N. Robert Young
Steven J. Zarrella


Assistant Vice Presidents
Perry F. DePaolo
William P. Dunn
Carolyn Lee Forst
Barbara C. Giggie
David B. Gregoire
Harold L. Harper
Edward J. Hazuka
Peter K. Heger, Jr.
Lauren D. Kilpatrick
William M. Leonard
Luis J. Marrero
Santina T. Pace
Frank W. Salamon
Scott A. Silvay
Patricia R. Taylor
Frank J. Tycz


Assistant Treasurers
Mary A. Ames
Dani S. Ayotte
Alan G. Baker
John W. Baker
Wayne I. Benjamin
J. Richard Bradshaw
Phyllis Buccheri
Theresa M. Corkum
David C. Donaldson, Jr.
Anabela Gomes
Robert J. Halldin
Donald J. Heath
Daniel M. Lacy
Maria J. Laureano
Dennis B. Mulry
Ricardo F. Punzalan
Janina Mroz Rocheleau
Susan C. Rusk
Nicholas F. Russillo
Anthony G. Russo
Mary M. Shackelford
Georgeta I. Turculet
--------------------------------------------------------------------------------

Mechanics Savings Bank                55                      1997 Annual Report

SHAREHOLDER INFORMATION



ANNUAL MEETING

The Annual Meeting of Shareholders will be held on Wednesday, April 29, 1998 at The Hartford Club, 46 Prospect Street, Hartford, CT. Holders of common stock as of March 4, 1998 will be eligible to vote.


CORPORATE OFFICES
Mechanics Savings Bank
100 Pearl Street
Hartford, CT 06103
(860)293-4000
Web site: www.mechanicsbank.com


TRANSFER AGENT AND REGISTRAR
ChaseMellon Shareholder Services
85 Challenger Road
Overpeck Centre
Ridgefield Park, NJ 07660
(800)288-9541
TDD: (800)231-5469
Web site: www.chasemellon.com


INDEPENDENT ACCOUNTANTS
Coopers & Lybrand, L.L.P.
100 Pearl Street
Hartford, CT 06103


COMMON STOCK INFORMATION

The common stock began trading on the NASDAQ National Market on June 25, 1996 under the symbol "MECHO". The following table indicates the high and low bid quotations for the periods indicated.

------------------------------------------------
Quarter ended              High           Low
-------------             ------        --------

June 30, 1996             11 7/8        11
September 30, 1996        15            10 13/16
December 31, 1996         16 5/8        14 7/8

March 31, 1997            19 1/8        15 3/8
June 30, 1997             19 5/8        16 5/8
September 30, 1997        26 1/4        18 7/8
December 31, 1997         28 5/8        23
------------------------------------------------

As of December 31, 1997, there were approximately 3,800 shareholders of record. No dividends have been paid to date. The Company plans to consider initiating cash dividends beginning in 1998. Federal and state law imposes restrictions on the payment of dividends by banks and bank holding companies generally based on the history of net profits.


ADDITIONAL INFORMATION

A copy of the December 31, 1997 Annual Report to the Federal Deposit Insurance Corporation and the Securities and Exchange Commission (Form 10-K) may be obtained without charge upon written request to:

Mechanics Savings Bank
Investor Relations
100 Pearl Street
Hartford, CT 06103

Mechanics Savings report               56                     1997 Annual Report

                 [LOGO OF MECHANICS SAVINGS BANK APPEARS HERE]